Exhibit 2.1

MERGER AGREEMENT

BY AND AMONG

ICF INTERNATIONAL, INC.

ICF CONSULTING GROUP, INC.

ICF CONSULTING GROUP ACQUISITION, INC.

SIMAT, HELLIESEN & EICHNER, INC.

THE OTHER PARTIES NAMED HEREIN

AND

CLIVE MEDLAND,

AS STOCKHOLDERS REPRESENTATIVE

Dated as of November 9, 2007

TABLE OF CONTENTS

ARTICLE 1 CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS		1

ARTICLE 2 THE MERGER		1

2.1.	The Merger	1
2.2.	Effect of the Merger	2
2.3.	Charter and Bylaws	2
2.4.	Directors and Officers	2
2.5.	Effect on Capital Stock	2
2.6.	Purchase Price Adjustment.	3
2.7.	Payment of Merger Consideration.	7
2.8.	Escrow Fund	8
2.9.	Employment Agreements	9
2.10.	The Closing	9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPAL STOCKHOLDERS		9

3.1.	Corporate Status	10
3.2.	Capital Stock	10
3.3.	Subsidiaries	11
3.4.	Authority for Agreement; Noncontravention.	11
3.5.	Financial Statements	12
3.6.	Absence of Material Adverse Changes	13
3.7.	Absence of Undisclosed Liabilities	13
3.8.	Books and Records	13
3.9.	Accounts Receivable	13
3.10.	Compliance with Applicable Laws, Organizational Documents	14
3.11.	Litigation and Audits	14
3.12.	Tax Matters.	14
3.13.	Employee Benefit Plans	17
3.14.	Employment-Related Matters.	20
3.15.	Environmental.	22
3.16.	No Broker’s or Finder’s Fees	23
3.17.	Assets Other Than Real Property.	24
3.18.	Real Property.	25
3.19.	Contracts, Agreements and Commitments.	25
3.20.	Intellectual Property.	28
3.21.	Insurance Contracts	30
3.22.	Banking Relationships	30
3.23.	[Intentionally Omitted]	30
3.24.	Absence of Certain Relationships	30
3.25.	Foreign Corrupt Practices; Export Compliance	30
3.26.	Government Contracts	31
3.27.	Power of Attorney	35
3.28.	Customers	35

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3.29.	SEC Report Disclosures	35
3.30.	Cumulative Exceptions	35

ARTICLE 3A REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS		35

3A.1.	Organization, Existence and Good Standing	35
3A.2.	Power and Authority	36
3A.3.	Enforceability	36
3A.4.	Consents	36
3A.5.	Conflicts Under Constituent Documents or Applicable Laws	36
3A.6.	Conflicts Under Contracts	36
3A.7.	Title to Stock	36
3A.8.	No Broker’s or Finder’s Fees	37
3A.9.	Power of Attorney	37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER’S PARENT AND MERGER SUB		37

4.1.	Corporate Status of Buyer	37
4.2.	Authority for Agreement; Noncontravention.	37
4.3.	Compliance with Applicable Laws	38
4.4.	No Adverse Litigation	38
4.5.	Ownership of Buyer and Merger Sub	38
4.6.	Sufficiency of Funds	38

ARTICLE 5 CONDUCT PRIOR TO THE CLOSING DATE		38

5.1.	Conduct of Company’s Business	38
5.2.	Continuing Obligation to Inform; Update of Certain Schedules	40
5.3.	Notice of Appraisal Rights	41

ARTICLE 6 ADDITIONAL AGREEMENTS		41

6.1.	Exclusivity	41
6.2.	Expenses	41
6.3.	Indemnification	41
6.4.	Access and Information	47
6.5.	Public Disclosure and Confidentiality	47
6.6.	Further Assurances	47
6.7.	Tax Matters.	48
6.8.	Release	51
6.9.	Regulatory Filings	52
6.10.	Exchange of Information	52
6.11.	Notification	52
6.12.	Stockholders Representative.	53
6.13.	Certain Post-Closing Covenants	54
6.14.	CAM Acquisition	55
6.15.	Notes Payable	55
6.16.	Loan Agreements and Lines of Credit	55
6.17.	Stock Purchase Notes	55

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6.18.	Termination of Certain Vehicle Leases	55
6.19.	Termination of the Company’s Defined Contribution Plans	56
6.20.	ESOP Stock Redemption	56
6.21.	ESOP and Deferred Compensation Plan.	56

ARTICLE 7 CONDITIONS PRECEDENT		57

7.1.	Conditions Precedent to the Obligations of Each Party	57
7.2.	Conditions Precedent to Buyer’s, Buyer’s Parent’s and Merger Sub’s Obligation to Consummate the Closing	58
7.3.	Conditions to Obligations of the Company and Principal Stockholders to Consummate the Closing.	61

ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND COVENANTS		62

8.1.	Representations and Covenants	62

ARTICLE 9 OTHER PROVISIONS		62

9.1.	Termination.	62
9.2.	Notices	63
9.3.	Entire Agreement	64
9.4.	Assignability	65
9.5.	Validity	65
9.6.	Specific Performance	65
9.7.	Joint and Several Liability	65
9.8.	U.S. Currency	65
9.9.	Governing Law	65
9.10.	Counterparts	66
9.11.	Waiver	66

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SCHEDULES

Schedule 1	Schedule 3.13.7	Schedule 3.26.6
Schedule 2.6.1	Schedule 3.14.2	Schedule 3.26.7
Schedule 2.9	Schedule 3.14.3(b)	Schedule 3.26.8
Schedule 3.1.1	Schedule 3.16	Schedule 3.26.11
Schedule 3.1.2	Schedule 3.17.1	Schedule 3.28
Schedule 3.2.1	Schedule 3.17.2	Schedule 3A.8
Schedule 3.2.2	Schedule 3.18.2	Schedule 5.1
Schedule 3.3	Schedule 3.19.1	Schedule 6.15
Schedule 3.4.2	Schedule 3.19.2	Schedule 6.17
Schedule 3.5	Schedule 3.19.3	Schedule 6.18
Schedule 3.6	Schedule 3.19.4	Schedule 7.2.4
Schedule 3.7	Schedule 3.20.1	Schedule 7.2.5(b)(i)
Schedule 3.8	Schedule 3.20.2	Schedule 7.2.5(b)(ii)
Schedule 3.9	Schedule 3.20.3	Schedule 7.2.5(c)(i)
Schedule 3.11	Schedule 3.21	Schedule 7.2.5(c)(ii)
Schedule 3.12.4	Schedule 3.22	Schedule 7.2.5(d)(i)
Schedule 3.12.5	Schedule 3.24	Schedule 7.2.5(d)(ii)
Schedule 3.12.9	Schedule 3.26.1	Schedule 7.2.22
Schedule 3.13.1	Schedule 3.26.2	Schedule 7.2.26
Schedule 3.13.4	Schedule 3.26.3
Schedule 3.13.6	Schedule 3.26.4

EXHIBITS

Exhibit A	Escrow and Paying Agent Agreement
Exhibit B	Certificate of Merger

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MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of November 9, 2007 (this “Agreement”), by and among ICF Consulting Group, Inc., a Delaware corporation (“Buyer”), ICF International, Inc., a Delaware corporation (“Buyer’s Parent”), ICF Consulting Group Acquisition, Inc., a Delaware corporation (“Merger Sub”), Simat, Helliesen & Eichner, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on the signature pages to this Agreement under the caption “Principal Stockholders” (each, a “Principal Stockholder” and collectively, the “Principal Stockholders”) and Clive Medland as Stockholders Representative. Buyer, Buyer’s Parent, Merger Sub, the Company, the Principal Stockholders and Stockholders Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Principal Stockholders collectively own a majority of the outstanding shares of capital stock of the Company.

B. Merger Sub is a wholly owned subsidiary of Buyer, and Buyer is a wholly owned subsidiary of Buyer’s Parent.

C. The boards of directors of Buyer, Buyer’s Parent, Merger Sub and the Company have each approved this Agreement and the transactions contemplated hereby (the “Transactions”) and have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement.

D. The Parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in Articles 1 through 9 are set forth in Schedule 1.

ARTICLE 2

THE MERGER

2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “Corporation

Code”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time (as defined below), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Buyer, any Subsidiary whose shares of capital stock are wholly owned by Buyer may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

2.2. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Corporation Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.3. Charter and Bylaws.

2.3.1. Charter. At the Effective Time, the certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the Corporation Code and such certificate of incorporation.

2.3.2. Bylaws. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended.

2.4. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of each of their resignations or removals or until each of their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time, and such other persons as Buyer shall designate, shall be the officers of the Surviving Corporation until the earlier of each of their resignations or removals or until each of their respective successors are duly elected and qualified, as the case may be.

2.5. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital stock of the Company or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Common Stock held by the Company in its treasury) shall be converted into the right to receive the following (collectively, the “Per Share Merger Consideration”): (i) an amount in cash equal to the Per Share Net Closing Amount; (ii) a conditional amount in cash equal to the Per Share Working Capital Adjustment Amount; (iii) a conditional amount in cash equal to the Per Share Indemnity Escrow Amount; and (iv) a conditional amount in cash equal to the Per Share A/R Adjustment Amount. The aggregate amount of Per Share Merger Consideration payable to the Company’s stockholders (collectively, the “Stockholders” and individually, a “Stockholder”) under this Agreement is referred to herein as the “Merger Consideration.”

(b) Each share of Common Stock that is held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Stockholder who objects to the Merger and complies with all the provisions of Section 262 of the Corporation Code (a “Dissenting Stockholder”) concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock (“Dissenting Shares”) shall not be converted as described in Section 2.5(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the Corporation Code. If, after the Effective Time, any Dissenting Stockholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal, in any case pursuant to the Corporation Code, all of its shares of Common Stock shall be deemed to be converted as of the Effective Time into the right to receive the consideration described in Section 2.5(a). The Company shall give Buyer (i) prompt written notice of any demands for appraisal received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

2.6. Purchase Price Adjustment.

2.6.1. Estimated Closing Statements. At least two Business Days prior to the Closing Date (as defined below), the Company shall provide to Buyer in reasonable detail an estimate of the Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and an estimate of the Closing Working Capital (the “Estimated Closing Working Capital”). The Estimated Closing Balance Sheet and the Estimated Closing Working Capital shall be prepared in accordance with GAAP and the provisions of Schedule 2.6.1, and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP.

2.6.2. Adjustment to Purchase Price.

2.6.2.1. Working Capital and Preliminary Adjustment.

(a) Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Stockholders Representative in reasonable detail the Closing Balance Sheet and statement of Closing Working Capital (collectively the “Closing Statements”). The date of such delivery is also referred to herein as the “Closing Balance Sheet Delivery Date.” The Closing Balance Sheet and the Closing Working Capital shall be prepared in accordance with GAAP and the provisions of Schedule 2.6.1, and on a basis consistent with the historical accounting policies, methodologies, practices and assumptions applied by the Company, provided such historical policies, methodologies, practices and assumptions are in accordance with GAAP.

(b) The following shall be applicable to the determination of the Merger Consideration:

(i) If the Closing Working Capital as reflected in the Closing Statements as delivered by Buyer on the Closing Balance Sheet Delivery Date (such Closing Working Capital, the “Preliminary Closing Working Capital,” and such Closing Statements, the “Preliminary Closing Statements”) is less than the Estimated Closing Working Capital, then the “Preliminary Working Capital Decrease” shall be the positive difference between the Preliminary Closing Working Capital and the Estimated Closing Working Capital; and

(ii) If the Preliminary Closing Working Capital is greater than the Estimated Closing Working Capital, then the “Preliminary Working Capital Increase” shall be the positive difference between the Preliminary Closing Working Capital and the Estimated Closing Working Capital.

(c) In the event there shall be either a Preliminary Working Capital Decrease or a Preliminary Working Capital Increase (either, a “Preliminary Working Capital Adjustment”), such Preliminary Working Capital Adjustment shall be effected as follows:

(i) If there shall be a Preliminary Working Capital Decrease and it is less than the Working Capital Escrow (the difference referred to as the “Preliminary Excess Working Capital Escrow”), within five Business Days after the Closing Balance Sheet Delivery Date, Buyer and Stockholders Representative shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent to be paid, to the Stockholders as the Per Share Preliminary Working Capital Adjustment Amount in accordance with this Agreement, a portion of the Working Capital Escrow equal to the Preliminary Excess Working Capital Escrow;

(ii) If there shall be a Preliminary Working Capital Decrease and it is equal to or greater than the Working Capital Escrow, there shall be no adjustment under this subsection (c); and

(iii) If there shall be a Preliminary Working Capital Increase, within five Business Days after the Closing Balance Sheet Delivery Date, (A) Buyer and Stockholders Representative shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent all amounts remaining in the Working Capital Escrow and (B) Buyer shall deposit, or shall cause to be deposited, with the Escrow Agent, or if there is a separate Paying Agent, with such Paying Agent, a cash amount equal to the Preliminary Working Capital Increase, such amounts in (A) and (B) to be paid to the Stockholders as the Per Share Preliminary Working Capital Adjustment Amount in accordance with this Agreement.

(d) If the Preliminary Closing Statements do not reflect any Preliminary Working Capital Adjustment, within five Business Days after the Closing Balance Sheet Delivery Date, Buyer and Stockholders Representative shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent to be paid, to the Stockholders as the Per Share Preliminary Working Capital Adjustment Amount in accordance with this Agreement, all amounts in the Working Capital Escrow.

(e) The balance, if any, of the Working Capital Escrow to be paid to the Stockholders pursuant to Sections 2.6.2.1(c)(i), 2.6.2.1(c)(iii) or 2.6.2.1(d) is also referred to herein as the “Preliminary Working Capital Escrow Payment.”

2.6.2.2. Review of Closing Statements. Stockholders Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and (b) to the extent Stockholders Representative may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used) in respect of the preparation of the Closing Statements. Stockholders Representative and its advisors shall have access upon prior notice and during normal business hours to review the books, papers and records of the Company and its accountants (if any are used), relating to the preparation of the Closing Statements in connection with such inquiry. The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, the Stockholders unless Stockholders Representative shall have notified Buyer in reasonable detail of any objections thereto within 45 days after its receipt of the Closing Statements (the “Stockholders Objection”).

2.6.2.3. Disputes. In the event of a Stockholders Objection, Buyer shall have 20 days to review and respond to the Stockholders Objection, and Buyer and Stockholders Representative shall attempt to resolve the differences underlying the Stockholders Objection following completion of Buyer’s review of the Stockholders Objection. Disputes between Buyer and Stockholders Representative that are not resolved by them by the end of the 40-day period following delivery to Buyer of the Stockholders Objection shall be referred no later than such 40th day for decision to an independent accounting firm of national reputation mutually acceptable to Buyer and Stockholders Representative (the “Arbiter”) who shall act as arbitrator and make a final determination, based solely on presentations by Stockholders Representative and Buyer and only with respect to the remaining differences so submitted. If Buyer and Stockholders Representative cannot agree upon the selection of the Arbiter within five Business Days, BDO Seidman, LLP shall serve as the Arbiter hereunder. The Arbiter shall deliver its written determination as to whether and to what extent, if any, the Closing Statements require adjustment to Buyer and Stockholders Representative no later than the 30th day after the remaining differences underlying the Stockholders Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary. The Arbiter’s determination pursuant to this Section 2.6.2 shall be final, conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be borne by Buyer on the one hand and the Stockholders, jointly and severally, on the other hand, in proportion to the allocation by the Arbiter of the dollar amount of the disputed portion of the Working Capital Adjustment (as defined below), such that the prevailing Party (or Parties) pays a lesser proportion of such fees and expenses. Buyer and Stockholders Representative shall make readily available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter. In no event may the Arbiter’s resolution of any difference be for an amount which is outside the range of Buyer’s and Stockholders Representative’s disagreement.

2.6.2.4. Final Closing Statements. Each of the Closing Statements, as it may be adjusted, shall become final, conclusive and binding upon the Parties upon the earliest of (a) the final date for notice by Stockholders Representative of a Stockholders Objection if Stockholders Representative does not provide Buyer with a Stockholders Objection within the period permitted under Section 2.6.2.2, (b) the date of an agreement between Buyer and Stockholders Representative with respect thereto, and (c) the date on which written notice of the decision by the Arbiter with respect to any disputes under Section 2.6.2.3 is provided to Buyer and Stockholders Representative. The Closing Statements (i) as submitted to Stockholders Representative if Stockholders Representative does not object thereto within the period permitted under Section 2.6.2.2, (ii) as adjusted pursuant to the agreement of Stockholders Representative and Buyer or (iii) as determined by the decision of the Arbiter, are referred to herein as the “Final Closing Statements” and shall be final, conclusive and binding on the Parties. The date on which the Final Closing Statements become final, conclusive and binding is referred to herein as the “Final Closing Statements Determination Date.”

2.6.2.5. Final Working Capital Adjustment.

(a) The following shall be applicable to the determination of the Merger Consideration:

(i) If the Closing Working Capital reflected in the Final Closing Statements (the “Final Closing Working Capital”) is less than the Estimated Closing Working Capital, then the “Working Capital Decrease” shall be the positive difference between the Final Closing Working Capital and the Estimated Closing Working Capital; and

(ii) If the Final Closing Working Capital is greater than the Preliminary Closing Working Capital, then the “Working Capital Increase” shall be the positive difference between the Final Closing Working Capital and the Preliminary Closing Working Capital.

(b) In the event there shall be either a Working Capital Decrease or a Working Capital Increase (either, a “Working Capital Adjustment”), such Working Capital Adjustment shall be effected as follows:

(i) If there shall be a Working Capital Decrease, within five Business Days after the Final Closing Statements Determination Date, Buyer and Stockholders Representative shall (x) cause the Escrow Agent to release and disburse to Buyer an amount equal to the Working Capital Decrease from the Working Capital Escrow and, to the extent the amount of the Working Capital Decrease is in excess of the amounts in the Working Capital Escrow, then any such additional amounts shall be released and disbursed to Buyer from the Indemnity Escrow (such amount disbursed from the Indemnity Escrow shall be referred to as the “Working Capital Indemnity Amount”) and (y) cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent to be paid, to the Stockholders as the Per Share Final Working Capital Adjustment Amount in accordance with this Agreement, any amounts remaining in the Working Capital Escrow after giving effect to the forgoing disbursement to Buyer in respect of the Working Capital Decrease; and

(ii) If there shall be a Working Capital Increase, within five Business Days after the Final Closing Statements Determination Date, (A) Buyer shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent for payment of, all amounts remaining in the Working Capital Escrow, and (B) Buyer shall deposit, or cause to deposited with the Escrow Agent, or if there is a separate Paying Agent, with such Paying Agent, a cash amount equal to the Working Capital Increase, such amounts in (A) and (B) to be paid to the Stockholders as the Per Share Final Working Capital Adjustment Amount in accordance with this Agreement.

(c) If the Final Closing Statements do not reflect any Working Capital Adjustment, within five Business Days after the Final Closing Statements Determination Date, Buyer and Stockholders Representative shall cause the Escrow Agent to release and pay, or if there shall be a separate Paying Agent, deposit with such Paying Agent to be paid, to the Stockholders as the Per Share Final Working Capital Adjustment Amount in accordance with this Agreement, all amounts remaining in the Working Capital Escrow.

(d) The balance, if any, of the Working Capital Escrow to be paid to the Stockholders pursuant to Sections 2.6.2.5(b) or 2.6.2.5(c) is also referred to herein as the “Final Working Capital Escrow Payment.”

2.6.3. Closing Accounts Receivable. Within 45 days of the A/R Determination Date, the Buyer shall prepare and deliver to Stockholders Representative a summary in reasonable detail of all amounts collected by the Company or any Company Subsidiary after the Effective Time and through the A/R Determination Date, indicating which of such collections were for the Final Closing Accounts Receivable and which of such collections were for Accounts Receivable that were previously written off (the “Collected A/R”) and specifying the A/R Adjustment Amount, if any. Within five Business Days after Buyer’s delivery of such summary to Stockholders Representative, Buyer shall deposit with the Escrow Agent, or if there is a separate Paying Agent, with such Paying Agent, for payment to the Stockholders as the Per Share A/R Adjustment Amount in accordance with this Agreement, a cash amount equal to the amount, if any, by which the Collected A/R exceeds (i) the Final Closing Accounts Receivable less (ii) the Closing A/R Reserves (the “Gross A/R Adjustment Amount”). The Parties agree that the Collected A/R shall be applied to the respective applicable invoices in accordance with Buyer’s historical practices. The procedures set forth in Section 2.6.2.2 and 2.6.2.3 shall apply with respect to the review of the Collected A/R and the A/R Adjustment Amount by the Stockholders Representative and any dispute arising in connection therewith.

2.7. Payment of Merger Consideration.

2.7.1. The Company shall designate a Person to act as paying agent in the Merger (the “Paying Agent”), which may be the Escrow Agent, and, from time to time on, prior to or after the Effective Time, Buyer shall, in accordance with this Agreement, make available, or cause the Surviving Corporation to make available, to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, Escrow Funds and other funds in the amounts and at the times necessary for payment of the Merger Consideration in accordance with this Agreement.

2.7.2. Immediately following the Effective Time, each Stockholder shall deliver to Buyer for cancellation a certificate or certificates (“Certificates”) representing such Stockholder’s shares of Common Stock other than any Dissenting Shares (“Shares”), accompanied by delivery of all appropriate Tax forms as reasonably required by Buyer, and Buyer shall deliver to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, an amount equal to the product of (x) the Per Share Net Closing Amount and (y) the number of Shares held by the Stockholders immediately prior to the Effective Time. Immediately following the Effective Time, Buyer shall deliver or cause to be delivered the Stockholders Representative Initial Expenses Amount by wire transfer to the account specified by Stockholders Representative.

2.7.3. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

2.7.4. Until surrendered as contemplated by Section 2.7.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5 hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate; provided, however, interest earned on amounts in escrow pursuant to Section 2.8 below and the Escrow Agreement shall be payable to the Stockholders in accordance with the terms of this Agreement and the Escrow Agreement. In the event any Certificate shall have been lost, stolen or destroyed, Buyer may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the Shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide it with an indemnity in customary form against any claim that may be made against Buyer or the Surviving Corporation.

2.7.5. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 2.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.7.

2.7.6. Notwithstanding the foregoing, none of Buyer, Merger Sub or the Company shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8. Escrow Fund.

2.8.1. Establishment of Escrow Fund. At the Effective Time, Buyer will deliver to Commerce Bank, National Association, as escrow agent (the “Escrow Agent”), the sums of $1,000,000 (the “Working Capital Escrow”) and $5,000,000 (the “Indemnity Escrow,” and together with the Working Capital Escrow, the “Escrow Fund”). Such deposits shall be governed by the terms set forth herein and pursuant to the terms of the Escrow and Paying Agent Agreement, dated as of the Closing Date, among Buyer, Stockholders Representative and the Escrow Agent, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”).

2.8.2. Use of Escrow Fund. By virtue of the approval of this Agreement and the Merger by the Stockholders, the Stockholders, without any further act, will have consented to and approved, and shall be deemed to have consented to and approved (i) the use of the Escrow Fund for payments to Buyer on behalf of the Stockholders as collateral for the payment and indemnification obligations set forth in Sections 2.6.2.5, 6.3 and 6.7, as the case may be, and the Escrow Agreement, (ii) the deduction of an aggregate of up to $800,000 from the amounts otherwise payable by Buyer to the Stockholders to provide funds to cover the initial expenses of Stockholders Representative (the “Stockholders Representative Initial Expenses Amount”) and (iii) all of the other terms, conditions and limitations in Sections 2.6, 6.3 and 6.7 and the Escrow Agreement. The Stockholders Representative shall notify Buyer in writing no later than 3 days prior to Closing of the exact amount of the Stockholders Representative Initial Expenses Amount.

2.9. Employment Agreements. Concurrently with the execution and delivery of this Agreement, (i) Buyer is entering into employment agreements dated as of the date hereof with each of David H. Treitel and Deborah T. Meehan (the “Treitel Employment Agreement” and “Meehan Employment Agreement,” respectively), and (ii) each of the individuals listed on Schedule 2.9 is agreeing to Buyer’s standard terms and conditions relating to employment, including consent to background checks or verification procedures, and is entering into non-compete, non-solicitation and non-disturbance agreements (such agreements and standard terms and conditions collectively, the “Other Employment Related Agreements”), which agreements and terms and conditions shall become effective automatically, without any further action, upon the Closing.

2.10. The Closing. Subject to the satisfaction (or waiver) of all of the conditions precedent set forth in Article 7 (the “Closing Conditions”), the closing of the Merger and the other Transactions (the “Closing”) shall take place at Buyer’s offices, located at 9300 Lee Highway, Fairfax, VA 22031, commencing at 10 a.m. local time (a) on December 3, 2007, or (b) if the Closing Conditions have not been satisfied (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as the Parties may agree after the satisfaction (or waiver) of all the Closing Conditions (“Closing Date”). At the Closing, the Parties shall cause the Merger to be consummated by filing the duly executed Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Corporation Code (the date and time of such filing is referred to herein as the “Effective Time”).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPAL STOCKHOLDERS

Except as set forth in the schedules referenced in this Article 3 and delivered by the Company to Buyer and Buyer’s Parent in connection with the execution and delivery of this Agreement (the “Schedules”), the Company and each Principal Stockholder represent and warrant to Buyer and Buyer’s Parent as follows:

3.1. Corporate Status.

3.1.1. Corporate Status of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted. As of the Closing, the Company will be duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business transacted by the Company makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. Schedule 3.1.1 lists (a) all jurisdictions in which the Company is qualified to do business and (b) all additional jurisdictions in which the Company will be qualified to do business as of the Closing.

3.1.2. Corporate Status of the Company’s Subsidiaries. Each of the Company’s Subsidiaries (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is duly incorporated or formed (in the case of CAM), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with the requisite corporate or company power to own, operate and lease its properties and to carry on its business as currently being conducted. Each of the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation or company and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by such Company Subsidiary or the nature of the business transacted by such Company Subsidiary makes qualification necessary, except where failure to be so qualified would not have a Company Material Adverse Effect. All jurisdictions in which each Company Subsidiary is qualified to do business are set forth, by Company Subsidiary, on Schedule 3.1.2.

3.2. Capital Stock.

3.2.1. Authorized Stock and Ownership.

(a) The authorized capital stock of the Company consists solely of 100,000 shares of common stock, par value $0.01 per share. As of the date of this Agreement, 1,959.293 shares of Common Stock are held by the Company in its treasury and 4,868.04 shares of Common Stock are held of record as set forth on Schedule 3.2.1 hereto. All of the outstanding Common Stock has been duly authorized and validly issued, was not issued in violation of any Person’s preemptive rights, and is fully paid and nonassessable. All of the issued and outstanding shares of Common Stock have been issued in compliance with all applicable U.S. federal, foreign, state, regional and provincial securities laws.

(b) The authorized capital stock of SH&E Limited, a company incorporated under the United Kingdom Companies Act 1985 (“SH&E Limited”), consists solely of 100 ordinary shares, par value £1 per share, of which 100 shares are issued and outstanding and are beneficially owned and held of record by the Company, free and clear of any and all Encumbrances. All of the outstanding ordinary shares of SH&E Limited have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable.

(c) The authorized capital stock of Kurth & Co., Inc., a Nevada corporation (“KurthCo”), consists solely of 2,500 shares of common stock, no par value, of which 1,000 shares are issued and outstanding and are beneficially owned and held of record by the Company, free and clear of any and all Encumbrances. All of the outstanding shares of KurthCo have been duly authorized and validly issued, were not issued in violation of any Person’s preemptive rights, and are fully paid and nonassessable.

(d) The entire membership interest in The Center for Airport Management LLC, an Oregon limited liability company (“CAM”), is solely and beneficially owned and held of record by the Company, free and clear of any and all Encumbrances. The entire membership interest in CAM was validly transferred to the Company free of any options, warrants or other rights, including preemptive rights, relating to the equity interests of CAM.

3.2.2. Options and Convertible Securities. Except as set forth on Schedule 3.2.2:

(a) there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or any Company Subsidiary to issue, sell or otherwise transfer any of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Stock or other capital stock or other equity interest of the Company or any Company Subsidiary; and

(b) there are no voting trusts, stockholder agreements or other agreements or understandings to which the Company or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, any Principal Stockholder is a party with respect to the voting of Common Stock or any other equity security of any of the Company or the Company Subsidiaries, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Common Stock or other equity securities of the Company or any Company Subsidiary.

3.3. Subsidiaries. Except as set forth on Schedule 3.3, the Company does not have any Subsidiaries and, except as set forth on Schedule 3.3, the Company does not otherwise own or have a contractual right or obligation to acquire any capital stock or other securities or equity of any Person.

3.4. Authority for Agreement; Noncontravention.

3.4.1. Authority. The Company has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining requisite Stockholder approval, to consummate the Transactions to the extent of its obligations hereunder. The execution and delivery of this Agreement by the Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and, subject to obtaining requisite Stockholder approval, the consummation of the Transactions, to the extent of its obligations hereunder. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by the Company have been, or with respect to such other agreements, will be duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3.4.2. No Conflict. Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by the Company, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the Transactions, to the extent of its obligations hereunder or thereunder, will (a) conflict with or result in a violation of any provision of its certificate of incorporation or bylaws (collectively, “Organizational Documents”), or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties. No Governmental Authorization is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by the Company and, except as set forth on Schedule 3.4.2, for the consummation of the Transactions by the Company.

3.5. Financial Statements. Schedule 3.5 sets forth (i) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2006 and 2005, and the consolidated statements of income, retained earnings and cash flow of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2006 and 2005, as audited by Mahoney Cohen & Company, CPA, P.C., certified public accountants, (ii) the balance sheet of SH&E Limited as of December 31, 2006 and 2005, and the statements of profit and loss and cash flow of SH&E Limited for the fiscal years ended December 31, 2006 and 2005, as audited by Tyas & Company, Chartered Accountants and Registered Auditors (collectively, the “SH&E Limited Financial Statements”), and (iii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of August 31, 2007 (the “Balance Sheet Date”) and the consolidated unaudited statements of income, retained earnings and cash flow of the Company and the Company Subsidiaries for the eight months ended August 31, 2007. Collectively, the financial statements referred to in the immediately preceding sentence other than the SH&E Limited Financial Statements are sometimes referred to herein as the “Company Financial Statements,” and the consolidated balance sheet of the Company and the Company Subsidiaries as of August 31, 2007 is referred to herein as the “Company Balance Sheet.” Each of the balance sheets included in the Company Financial Statements (including any related notes) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date, and the other statements included in the Company Financial Statements (including any related notes) fairly present in all material respects the consolidated statements of income, retained earnings and cash flow, as the case may be, of the Company and the Company Subsidiaries for the periods therein set forth, in each case in accordance with GAAP subject, in the case of such unaudited financial statements of the Company and the Company Subsidiaries as of August 31, 2007 and for the eight months ended August 31, 2007, to normal recurring year-end audit adjustments (which, individually and in the aggregate, shall not be material in amount) and the absence of footnotes. The balance sheet included in the SH&E Limited Financial Statements (including any related notes) fairly presents in all material respects the financial position of SH&E Limited as of its date, and the other statements included in the SH&E Limited Financial Statements (including any related notes)

fairly present in all material respects the statements of profit and loss and cash flow, as the case may be, of SH&E Limited for the periods therein set forth, in each case in accordance with United Kingdom Generally Accepted Accounting Practice.

3.6. Absence of Material Adverse Changes. Since the Balance Sheet Date, the Company and the Company Subsidiaries, taken as a whole, have not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event or state of facts of any character that would reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by the Company of, any Common Stock or other capital stock of the Company, or any commitment relating to any of the foregoing.

3.7. Absence of Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations, fixed, accrued, contingent or otherwise (each, a “Liability”, and collectively, “Liabilities”), that are material and not fully reflected or provided for on, or disclosed in the notes to, the balance sheet at December 31, 2006 included in the Company Financial Statements or the Company Balance Sheet, except (a) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, and (b) Liabilities expressly disclosed in Schedule 3.7. As of the Closing, the Company and the Company Subsidiaries will have no Liability for borrowed money.

3.8. Books and Records. Except as set forth on Schedule 3.8, the books of account, minute books, stock record books and other records of each of the Company and each Company Subsidiary, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The actions reflected in such minute books are accurate and complete records of the meetings reported in such minute books, and, except where the failure to do so will not have a Company Material Adverse Effect or except as set forth on Schedule 3.8, no meeting of any stockholders of the Company or any Company Subsidiary, the Company’s board of directors (the “Company Board”) or committee of the Company Board, or the board of directors (or any committees thereof) of any Company Subsidiary has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the Company’s possession.

3.9. Accounts Receivable. All accounts receivable of the Company or any Company Subsidiary, whether or not billed (collectively, “Accounts Receivable”), that are reflected on the Company Balance Sheet or recorded on the books or accounting records of the Company or any Company Subsidiary since the Balance Sheet Date are valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable reflected on the balance sheet included in the Final Closing Statements (the “Final Closing Accounts Receivable”) are, or will be as of the Closing Date, collectible in full subject to any reserves therefor as set forth on such balance sheet (such reserves, the “Closing A/R Reserves”). The representations or warranties made in the immediately preceding sentence are also referred to herein as the “A/R Collection Representation.” There is no contest, claim or right of set-off under any Material Company Contract with any obligor of an Accounts Receivable included in the Final Closing Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of September 30, 2007, including a list of the Accounts Receivable that are billed (including the name of the client and invoice number, date and amount), a list of the Accounts Receivables that are unbilled and information regarding the aging of such Accounts Receivable.

3.10. Compliance with Applicable Laws, Organizational Documents. Each of the Company and the Company Subsidiaries has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted (including, without limitation, any brokerage of assets), and to own, lease and operate its properties in the manner currently held and operated, and such Permits are in full force and effect, except for any Permits the absence of which, or whose failure to be in full force and effect, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions. Each of the Company and the Company Subsidiaries is in compliance in all respects with all the terms and conditions related to such Permits. There are no proceedings in progress, pending or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened, that are reasonably likely to result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits. The Company’s business has not been since December 31, 2003, and is not currently being conducted in violation of any Applicable Laws, Permits or other authorizations of any Governmental Entity. The Company is not in default or violation of any provision of its Organizational Documents. None of the Company Subsidiaries is in default or violation of any provision of its respective incorporation or formation document, memorandum of association, bylaws, articles of association, company or operating agreement, or other constitutional documents (collectively, “Constitutional Documents”).

3.11. Litigation and Audits. Except for any demand or similar letter, action, suit or proceeding set forth on Schedule 3.11, (a) to the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary pending or threatened; (b) to the Company’s Knowledge or Principal Stockholders’ Knowledge, no Governmental Entity has informed the Company that it intends to conduct an investigation with respect to the Company or any Company Subsidiary; (c) there is no demand or similar letter, action, suit, arbitration or proceeding pending or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened against or involving the Company or any Company Subsidiary, or any of their respective assets or properties; and (d) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary.

3.12. Tax Matters.

3.12.1. Filing of Returns. Each of the Company and each Company Subsidiary has prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that such Company or Company Subsidiary is required to file on or prior to the Closing, except Taxes that the Company has included in its provision for Taxes as described in Section 3.12.2, and all such returns are correct and complete in all respects. No claim has been made by any Governmental Entity in a jurisdiction (domestic or foreign) where the Company or any Company Subsidiary does not file returns in respect of Taxes that the Company or such Company Subsidiary is or may be subject to taxation in such jurisdiction.

3.12.2. Payment of Taxes. Each of the Company and the Company Subsidiaries has paid in full all Taxes due on or before the Closing. In the case of Taxes that may be owing with respect to prior periods for which no return was filed, or Taxes accruing for the period ending (or in the case of Straddle Period Taxes, deemed to have accrued) on or before the Closing that are not due on or before the Closing, each of the Company and each Company Subsidiary has made adequate provision in its books and records and on the face of its financial statements (rather than in any notes thereto) for such payment. There are no Encumbrances on any of the assets of the Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Since December 31, 2000, none of the Company or the Company Subsidiaries has incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business. There is no dispute or claim concerning any Tax Liability of any of the Company or the Company Subsidiaries claimed or raised by any Governmental Entity.

3.12.3. Withholding. Each of the Company and the Company Subsidiaries has either withheld from each payment made or owing to any of its respective current or former employees, officers, directors, independent contractors, creditors, stockholders, members or other third party all amounts required by Applicable Laws to be withheld or has provided for amounts not withheld in the provision for Taxes described in Section 3.12.2, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. All Forms W-2 and 1099 and similar documents required to be filed with respect to amounts withheld by or on behalf of any of the Company or the Company Subsidiaries have been properly completed and timely filed. No portion of the Merger Consideration is subject to the Tax withholding provision of Section 3406 or Subchapter A of Chapter 3 of the Code or of any other Tax law.

3.12.4. Assessments. There are no assessments of the Company or any Company Subsidiary with respect to Taxes that have been issued and are outstanding. Since December 31, 2000, no Governmental Entity has examined or audited the Company or any Company Subsidiary in respect of Taxes. Except as set forth on Schedule 3.12.4, since December 31, 2000, none of the Company or the Company Subsidiaries has received any indication from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, or (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed. None of the Company or the Company Subsidiaries has executed or filed any agreement extending the period of assessment or collection of any Taxes. Schedule 3.12.4 contains a list of all jurisdictions in which the Company or a Company Subsidiary is or may be required to file any Tax Return, and no basis exists for a claim to be made by any Governmental Entity in any jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary is or may be subject to taxation by, or be required to file Tax Returns in, that jurisdiction except as set forth on Schedule 3.12.4.

3.12.5. Access to Returns. Buyer has been provided with a copy of or access to all federal, state, local, provincial and foreign Tax returns filed by the Company or any Company Subsidiary since January 1, 2000. Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of the Company or any Company

Subsidiary by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full. Schedule 3.12.5 sets forth the amounts of the net operating loss carryovers, tax credit carryovers, and the tax basis of assets as of December 31, 2006, with respect to the Company and each Company Subsidiary.

3.12.6. Compensation Deductions. None of the Company or the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, provincial or foreign law) or (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local, provincial or foreign Tax law).

3.12.7. Affiliated Group. Each of the Company and the Company Subsidiaries is not and has not been a member of an affiliated group filing a consolidated federal income tax return other than the group the common parent of which is the Company. Each of the Company and the Company Subsidiaries has no Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, provincial or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor the Company Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person.

3.12.8. No Tax Agreements. Each of the Company and the Company Subsidiaries is not and never has been a party to or otherwise bound by any tax sharing or similar agreement. No rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any Government Entity with respect to the Company or any Company Subsidiary.

3.12.9. Certain Income Items and Deductions. Except as set forth on Schedule 3.12.9, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law) executed on or prior to the Closing Date;

(c) deferred intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law);

(d) installment sale or open transaction disposition made on or prior to the Closing Date; or

(e) prepaid amount received on or prior to the Closing Date.

3.12.10. Certain Stock Distributions. The Company has not distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.12.11. Code Section 382 Ownership Change. Except for CAM, none of the Company or any Company Subsidiary has undergone a Code Section 382 ownership change since 2000.

3.12.12. Unclaimed Property. None of the Company or any Company Subsidiary has any assets that may constitute unclaimed property under Applicable Laws. The records of each of the Company and each Company Subsidiary are adequate to permit Governmental Entities or outside auditors to confirm the foregoing representation and warranty.

3.12.13. Miscellaneous. Neither the Company nor any Company Subsidiary (i) has engaged in any reportable transaction within the meaning of Section 6111 and 6112 of the Code; (ii) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (iii) is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for Federal income tax purposes; or (iv) has entered into any sale leaseback or any leveraged lease transaction.

3.13. Employee Benefit Plans.

3.13.1. List of Plans. Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any Persons employed by the Company or any Company Subsidiary or in which any Person employed by the Company or any Company Subsidiary is eligible to participate and which is currently maintained or contributed to by the Company, any Company Subsidiary or any of their respective ERISA Affiliates, or with respect to which the Company, any Company Subsidiary or any of their respective ERISA Affiliates have any Liability (collectively, the “Company Plans”). The Company has made available to Buyer complete copies, as of the date hereof, of all of the current Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing. The Company has provided to Buyer complete copies of current plan summaries, employee booklets, personnel manuals, service and trust agreements regarding health and welfare and retirement benefits, and other material documents relating to the terms of the Company Plans that are in the possession of the Company or any Company Subsidiary as of the date hereof. Each of the Company, Company Subsidiaries and their respective ERISA Affiliates does not have and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2. ERISA. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary has incurred any “withdrawal liability” calculated under ERISA Section 4211 and there has been no event or circumstance that would cause any of them to incur any such liability. Neither the Company, nor any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights. No employee benefit plan within the meaning of Section 3(3) of ERISA maintained by the Company, any Company Subsidiary or any of their respective ERISA Affiliates since December 31, 2000, that was subject to ERISA has been terminated; no proceedings to terminate any such plan have been instituted within the meaning of Subtitle C of Title IV of ERISA; and no reportable event within the meaning of Section 4043 of said Subtitle C of Title IV of ERISA with respect to which the requirement to file a notice with the Pension Benefit Guaranty Corporation has not been waived has occurred with respect to any such Company Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred by the Company, any Company Subsidiary or any of their respective ERISA Affiliates. With respect to all the Company Plans, the Company, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, every Company Subsidiary and every ERISA Affiliate of any of the Company or the Company Subsidiaries is in material compliance with all material requirements prescribed by all Applicable Laws (including any requirement that a plan be invested primarily in employer securities within the meaning of the Code and ERISA), and has in all material respects performed all obligations required to be performed by it, and has been operated and administered in a manner that is in material compliance with all Applicable Laws and its terms. Neither the Company, nor, to the Company’s Knowledge or Principal Stockholders’ Knowledge, any Company Subsidiary nor any ERISA Affiliate of the Company or any Company Subsidiary, nor any of their directors, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any “prohibited transaction” as defined in Code Section 4975, or has breached any fiduciary obligation, which could subject the Company, any Company Subsidiary or any of their respective ERISA Affiliates, directors or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on “prohibited transactions” imposed by Code Section 4975 or any other Liability, and the Transactions, including, without limitation, the ESOP Stock Redemption, will not cause or result in any such “prohibited transactions” or breach of fiduciary responsibility. Neither the Company Plans nor the trusts created thereunder have incurred any “accumulated funding deficiency,” as such term is defined in Code Section 412 and regulations issued thereunder, whether or not waived.

3.13.3. Plan Determinations. Each Company Plan intended to qualify under Code Section 401(a) has been determined by the Internal Revenue Service (“IRS”) to so qualify and is so qualified, and the trusts created thereunder have been determined to be exempt from Tax under Code Section 501(a) and are so exempt; copies of all determination letters that have been received by the Company have been made available to Buyer, and neither the Company, or to the Company’s Knowledge or to the Principal Stockholders’ Knowledge, any Company Subsidiary nor any Principal Stockholder has taken any action, or received any notification of any action taken by any other Person since the date of such determination letters that might reasonably be expected to cause the loss of such qualification or exemption. With respect to each Company Plan that is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.13.4. Funding. Except as set forth on Schedule 3.13.4:

(a) all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Company Balance Sheet;

(b) there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to any Company Plan;

(c) no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan;

(d) each Company Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated at all times in material compliance with the provisions of COBRA and any applicable, similar state law;

(e) with respect to any Company Plan that is qualified under Code Section 401(k) (each and collectively, “401(k) Plan(s)”), individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances in connection with which the Company could reasonably be expected to be subject to any Liability (except Liability for funding obligations payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Laws; and

(f) If any Company Plan is terminated immediately prior to or after Closing, neither the Company, any Company Subsidiary nor any of their respective ERISA Affiliates would incur any Liability for any unfunded obligation under any such Company Plan.

3.13.5. Certain Other Matters. Except as reserved for on the Company Balance Sheet or the Final Closing Balance Sheet, neither the Company nor any Company Subsidiary has any material Liability or potential material Liability and none of the Company or any Company Subsidiary will have material Liability or would reasonably be expected to have material Liability, with regard to any Company Plan, including, without limitation, any Liability as a result of any failure of non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to Applicable Law, including the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.” All employee contributions, including elective deferrals, to any Company Plan have been segregated from the general assets of the Company and Company Subsidiaries, and deposited into the trust(s) established pursuant to the Company Plan in a timely manner in accordance with Applicable Laws, including, without limitation, the “plan asset” regulations of the Department of Labor.

3.13.6. Welfare Plans. With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a “Welfare Plan”), (a) each Welfare Plan for which contributions are claimed by the Company or any Company Subsidiary as deductions under any provision of the Code is in compliance with all applicable requirements entitling the Company or Company Subsidiary to such deduction, (b) with respect to any welfare benefit fund (within the meaning of Code Section 419) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Code Section 4976(b)) that would result in the imposition of a Tax under Code Section 4976(a), (c) any Company Plan that is a group health plan

(within the meaning of Code Section 4980B(g)(2)) complies, in material respects, with all of the applicable requirements of COBRA, the Family Medical Leave Act of 1993, the Health Insurance and Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law or foreign law applicable to employees of the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary. None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except for severance benefits or as required by Applicable Laws, and neither the Company, any Company Subsidiary nor any ERISA Affiliate of any of the Company or Company Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except for severance benefits or to the extent required by Applicable Laws. No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract except for benefits under any cafeteria plan or flexible spending arrangement. Except as set forth on Schedule 3.13.6, each Company Plan is amendable and terminable unilaterally by the Company or any Company Subsidiary, as the case may be, at any time without material Liability to the Company or any Company Subsidiary as a result thereof except for accelerated vesting of benefits and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any Company Subsidiary, as the case may be, from amending or terminating any such Company Plan.

3.13.7. Payments Relating to the Transactions. Except as required to comply with Applicable Law or except as set forth on Schedule 3.13.7, no Company Plan provides for, as a result of the Transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other rights or benefits to any current or former officer, employee, independent contractor or director of the Company or any of the Company Subsidiaries, whether or not such payment, right or benefit, or acceleration thereof, would constitute a parachute payment within the meaning of Section 280G of the Code.

3.13.8. Section 409A. To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” with the meaning of Section 409A of the Code, such Company Plan has been operated in good faith compliance with Section 409A of the Code.

3.14. Employment-Related Matters.

3.14.1. Labor Relations.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company.

(b) There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened against or otherwise affecting the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has experienced the same.

(c) Except as has occurred in the ordinary course of business of the Company or any Company Subsidiary without any resulting material Liability of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement or group separation program at any time, nor has the Company or any Company Subsidiary planned or announced any such action or program for the future with respect to which the Company or any Company Subsidiary has any material Liability.

(d) All salaries, wages, vacation pay, bonuses, commissions and other compensation due from any of the Company or Company Subsidiaries to their respective employees before the date hereof have been paid or accrued as of the date hereof on the books and records of the Company or a Company Subsidiary.

3.14.2. Employee List. Set forth on Schedule 3.14.2 for each of the Company and each Company Subsidiary is a list containing, as of a date not more than 3 days prior to the date hereof, the name of each of their respective employees, whether full-time or part time, and each such employee’s position and starting employment date (the “Employee List”). The Employee List is correct and complete as of the date of the Employee List. No third party has asserted in writing any claim, or, to the Company’s Knowledge, or Principal Stockholders’ Knowledge has any reasonable basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company or any of the Company Subsidiaries of any of the current officers or employees of, or consultants to, the Company or any of the Company Subsidiaries contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information. The Company has provided to Buyer a list setting forth the salary and other compensation, as of a date not more than 3 days prior to the date hereof, of each employee listed on the Employee List.

3.14.3. Certain Other Labor Matters.

(a) Each of the Company and each Company Subsidiary is and has been in compliance in all respects with all laws, regulations or rules regarding termination of employees, including, without limitation, the WARN Act (and any similar foreign, provincial, state or local statute or regulation), the Fair Labor Standards Act, as well as any termination notice and/or severance mandated by statute or civil or common law and neither the Company nor any Company Subsidiary is subject to any pending claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to the Company’s Knowledge or the Principal Stockholders’ Knowledge, threatened, or any litigation, actual or, to the Company’s Knowledge or Principal Stockholders’ Knowledge threatened, relating to employment or termination of employment of any employee or consultant.

(b) Except as set forth on Schedule 3.14.3(b): (i) each of the Company and each Company Subsidiary is in compliance in all respects with all Applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (ii) there are no material charges with respect to or relating to any of the Company or any Company Subsidiary pending or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened, before the Equal Employment Opportunity

Commission or any other federal, state, local or foreign agency or other Governmental Entity responsible for the prevention of unlawful employment practices, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no basis for any such charges; and (iii) neither the Company nor any of the Company Subsidiaries has received any notice from any federal, state, local or foreign agency or other Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any of the Company or Company Subsidiaries and no such investigation is in progress.

(c) Without limiting the generality of the foregoing, there are no claims, complaints, suits, civil actions, administrative charges, arbitration or other proceedings, pending, or to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened, against any of the Company, any Company Subsidiary or any employee of any of them relating to discrimination, harassment or retaliation based on sex under Title VII of the Civil Rights Act of 1964 or any state equivalent, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, there exist no circumstances or facts that could reasonably be expected to give rise to or result in any such claim, complaint, suit, action, charge, arbitration or other proceeding.

(d) To the Company’s Knowledge or Principal Stockholders’ Knowledge, (i) no claims for unpaid wages or occupational injury claims of any employee the Company or any Company Subsidiary have not been reported to any applicable Governmental Entity, or have been knowingly concealed or misrepresented by the Company or any Company Subsidiary, and (ii) there is no work environment or environmental condition in the workplace of the Company or Company Subsidiaries that has caused a workplace injury and that has not yet been remediated.

3.15. Environmental.

3.15.1. Environmental Laws. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) to the Company’s Knowledge or Principal Stockholders’ Knowledge, there are no circumstances that may prevent or interfere with future compliance by the Company and Company Subsidiaries with all Environmental Laws; (d) all Permits and other Governmental Entity authorizations currently held by the Company or any Company Subsidiary pursuant to the Environmental Laws are in full force and effect, the Company and the Company Subsidiaries are in compliance with all of the terms of such Permits and authorizations, and no other Permits or authorizations pursuant to the Environmental Laws are required by the Company or any Company Subsidiary for the conduct of their respective businesses on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by each of the Company and each Company Subsidiary of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.15.2. Environmental Claims. There is no Environmental Claim pending or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened against or involving the Company or any Company Subsidiary or against any Person whose Liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of law.

3.15.3. No Basis for Claims. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, there are no past or current actions or activities by the Company or any Company Subsidiary, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, whether or not by the Company or any Company Subsidiary or any other Person, that could reasonably form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person whose Liability for any Environmental Claim the Company or any Company Subsidiary may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether or not caused by the Company or any Company Subsidiary related to the premises at any time occupied by the Company or any Company Subsidiary. Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has received any notices, demands, requests for information, investigations pertaining to compliance with or Liability under Environmental Law or Materials of Environmental Concern, nor, to the Company’s Knowledge or Principal Stockholders’ Knowledge, are any such notices, demands, requests for information or investigations threatened.

3.15.4. Disclosure of Information. The Company has made, and during the Pre-Closing Period will continue to make, available to Buyer all environmental investigations, studies, audits, tests, reviews and other analyses conducted by or on behalf of the Company or any Company Subsidiary in relation to Environmental Laws or Materials of Environmental Concern pertaining to the Company, any Company Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Company Subsidiary that are in the possession, custody, or control of the Company or any Company Subsidiary.

3.15.5. Encumbrances. No Encumbrance relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental concern has been filed or has been attached to any of the property or assets owned, leased or operated by the Company or any Company Subsidiary.

3.15.6. Transportation of Materials of Environmental Concern. Since December 31, 2000, none of the Company or Company Subsidiaries has used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of the Company, any Company Subsidiary or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern beneath or from any real property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

3.16. No Broker’s or Finder’s Fees. Except as set forth on Schedule 3.16, neither the Company nor any Company Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other similar Person in connection with the Transactions and giving effect to the consummation of the Closing will not cause the Company or any Company Subsidiary to be so obligated.

3.17. Assets Other Than Real Property.

3.17.1. Title. The Company and the Company Subsidiaries have good and marketable title to all of the tangible assets shown on the Company Balance Sheet, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.17.1.

3.17.2. Closing Date Assets.

(a) As of the Closing Date, the Company and the Company Subsidiaries will have good and marketable title to all of their respective assets, including those assets shown on the Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

(b) The inventory of each of the Company and each Company Subsidiary has been paid for by the Company and Company Subsidiaries, consists of a quality and quantities that are usable and saleable upon customary terms and conditions in the ordinary course of business and meet all customer and warranty standards and requirements. Schedule 3.17.2(b) lists and describes all inventory purchased by the Company or any Company Subsidiary without the manufacturer’s standard warranty.

(c) Schedule 3.17.2(c) lists all tangible personal property (other than Inventory) that is owned by the Company or any Company Subsidiary and the location thereof as of September 30, 2007. All of such personal property is in good operating condition, subject to ordinary wear and tear.

(d) Each of the Company’s and each Company Subsidiary’s properties, assets and rights are all the properties, assets and rights that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company and each Company Subsidiary, of their respective businesses.

(e) Schedule 3.17.2(e) contains a complete and correct list as of September 30, 2007 of all Governmental Entity-owned property or Governmental Entity-furnished equipment, including tooling and test equipment, provided under, necessary to perform the obligation under, or for which the Company or any Company Subsidiary could be held accountable under, the Government Contracts, and such Governmental Entity-owned property and Government Entity-furnished equipment are maintained by the Company and Company Subsidiaries in accordance with government requirements.

3.17.3. Condition. All material facilities, equipment and personal property owned by any of the Company or any Company Subsidiary and regularly used in its respective business is in good operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to the Company and does not affect the Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.18. Real Property.

3.18.1. Company Real Property. None of the Company or any Company Subsidiary owns or has ever owned any real property.

3.18.2. Company Leases. Schedule 3.18.2 lists all of the leases of real property to which the Company or any Company Subsidiary is a party (the “Company Leases”). Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.18.2) have been made available by the Company to Buyer. The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances). No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by the Company.

3.18.3. Condition. All leasehold improvements and fixtures, or parts thereof, used by the Company or any Company Subsidiary in the conduct of its respective business are in reasonably good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are required pursuant to the Company Leases to be insured by third Persons.

3.19. Contracts, Agreements and Commitments.

3.19.1. Company Contracts. Schedule 3.19.1 sets forth a list of all Material Company Contracts. “Material Company Contracts” means any and all of the following Contracts to which the Company or any Company Subsidiary is a party or by which it is bound.

(a) any Company Plans;

(b) any employment Contract with any current employee, officer or director (or any former employee, officer, director or consultant to the extent there remain obligations to be performed by the Company or any Company Subsidiary);

(c) any Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which the Company or any Company Subsidiary has agreed upon the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

(d) any Contract of guarantee of the debts, liabilities or obligations of a Person other than a Company Subsidiary, or Contract pursuant to which the Company or any Company Subsidiary remains obligated for indemnification;

(e) any Contract containing a covenant limiting or purporting to limit the freedom of the Company or any Company Subsidiary to compete with any Person in any geographic area or to engage in any line of business;

(f) any lease (excluding the Company Leases) under which the Company or any Company Subsidiary is lessee that involves, in the aggregate, payments of $50,000 or more per annum, or of $100,000 or more for the remaining term of the lease and any Company Leases;

(g) any joint venture or similar Contract;

(h) except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to the Company or any Company Subsidiary or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $50,000 or more;

(i) any license Contract, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

(j) any Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;

(k) any Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of the Company or any Company Subsidiary;

(l) any Contract for the sale by the Company or any Company Subsidiary of materials, products, services or supplies that involves future payments to the Company or any Company Subsidiary of more than $50,000;

(m) any Contract for the purchase by the Company or any Company Subsidiary of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company or any Company Subsidiary to make future payments in excess of $50,000 and cannot be terminated by it without penalty upon fewer than 30 days’ notice or (ii) was not entered into in the ordinary course of business;

(n) any Contract or arrangement with any third Person for such third party to develop any intellectual property currently used or planned to be used in the Company’s business or the business of any Company Subsidiary;

(o) any Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by the Company or any Company Subsidiary that involves future payments by it of more than $50,000;

(p) any Contract or commitment to which current directors, officers or Affiliates of the Company or any Company Subsidiary (or directors or officers of an Affiliate of the Company or any Company Subsidiary) are also parties;

(q) any Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any Company Subsidiary of more than $50,000, other than the Company Leases;

(r) hedging or similar Contracts;

(s) Contracts by and between the Company or any Company Subsidiary and Persons with whom the Company or any Company Subsidiary is not dealing at arm’s length;

(t) any Contract not described above that was not made in the ordinary course of business; or

(u) any Contract not described above that provides for any continuing or future obligation of the Company or any Company Subsidiary, involving Liability of the Company or any Company Subsidiary of more than $50,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation.

3.19.1.2. Status of Contracts. Except as otherwise disclosed on Schedule 3.19.2:

(a) all Material Company Contracts are in full force and effect, and are valid and binding on the Company and the Company Subsidiaries, as applicable, and, to the Company’s Knowledge or Principal Stockholders’ Knowledge, on the other parties thereto, and neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge and Principal Stockholders’ Knowledge, any other party thereto, has breached any provision of, or defaulted under the terms of any such Contract except for breaches or defaults that are not material or have been cured or waived;

(b) a true and complete copy of each written Material Company Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Material Company Contract has been delivered or made available to Buyer;

(c) there are no oral modifications or amendments to any of the Material Company Contracts;

(d) to the Company’s Knowledge or the Principal Stockholders’ Knowledge, neither the Company nor any Company Subsidiary has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Material Company Contracts, nor, to the Company’s Knowledge or Principal Stockholders’ Knowledge, has any such action been threatened or asserted;

(e) there are no Material Company Contracts for the provision of goods or services by the Company or any of the Company Subsidiaries that include a liquidated damages clause or unlimited liability by the Company or any of the Company Subsidiaries, or liability for consequential damages;

(f) there are no Material Company Contracts for the provision of goods or services by the Company or any of the Company Subsidiaries that require the Company or the applicable Company Subsidiaries to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee; and

(g) to the Company’s Knowledge or Principal Stockholders’ Knowledge, no party to a Material Company Contract has notified either the Company or any Company Subsidiary, that the Company or any Company Subsidiary has breached or violated any Law or any certification, representation, clause, provision or requirement of any Material Company Contract.

3.19.1.3. Consents. Schedule 3.19.3 identifies each Material Company Contract under which the Consent of a third Person will be sought, or notice will be given to a third Person, in connection with the Transactions.

3.19.1.4. Other Work Arrangements. Except as set forth on Schedule 3.19.4, as of September 30, 2007 neither the Company nor any Company Subsidiary is performing any work or services for any third party prior to the execution of a written Contract setting forth the terms and conditions relating to such work or services. The Company has provided Buyer with a description of all work referred to on Schedule 3.19.4.

3.20. Intellectual Property.

3.20.1. Right to Intellectual Property. Except as set forth on Schedule 3.20.1, the Company by itself or through one of the Company Subsidiaries owns, controls, or has, rights to use without making any future payment to others or granting any future rights to others in exchange therefor, all patents, trademarks, trade names, service marks, copyrights, and the subject matter of any pending applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in source code or object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of any of the Company or any Company Subsidiary as currently conducted or proposed to be conducted (the “Company Proprietary Rights”). Any software and other intellectual property not owned by but used in the business of the Company or any Company Subsidiary has been acquired and used by the Company or Company Subsidiary, as the case may be, on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such software or other intellectual property, free and clear of any claims or rights of any third parties. Neither the Company nor any Company Subsidiary is in breach of any of the terms and conditions of any such license nor has the Company or Company Subsidiary been infringing upon any rights of any third parties in connection with its acquisition or use of the software or other intellectual property.

3.20.2. No Conflict.

(a) Set forth on Schedule 3.20.2 is a complete list of all patents, trademarks, copyrights, trade names and service marks, in each case owned by the Company and registered or filed with any governmental body, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(b) None of the Company’s or any Company Subsidiary’s currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor, to the Company’s Knowledge or Principal Stockholders’ Knowledge, has the Company nor any Company Subsidiary been requested to make any such registration.

(c) [Intentionally Omitted.]

(d) To the Company’s Knowledge or Principal Stockholders’ Knowledge, neither the Company nor any Company Subsidiary is in violation of any license, sublicense or other Contract described on Schedule 3.19.1(i) except such violations as do not materially impair the Company’s or any Company Subsidiary’s rights under such license, sublicense or agreement.

(e) To the Company’s Knowledge or Principal Stockholders’ Knowledge, the execution and delivery of this Agreement by the Company, and the consummation of the Transactions, will neither cause the Company nor any Company Subsidiary to be in violation or default under any such license, sublicense or other Contract described on Schedule 3.19.1(i), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or other Contract.

(f) [Intentionally Omitted.]

(g) Except as set forth on Schedule 3.20.2(g), no claims with respect to the Company’s or any Company Subsidiary’s infringement of the Company Proprietary Rights have been asserted or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, threatened by any Person.

(h) Except as set forth on Schedule 3.20.2(h), all registered trademarks and service marks owned by the Company or any Company Subsidiary are valid and subsisting in the jurisdictions in which they have been filed.

(i) To the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party except such use, infringement or misappropriation that does not have a material effect on the operation of the business of the Company.

(j) To the Company’s Knowledge or Principal Stockholder’s Knowledge, no Company Proprietary Right or currently marketed product of the Company or any Company Subsidiary is subject to any outstanding government decree, order, judgment, or stipulation restricting in any material manner the licensing thereof by the Company or any Company Subsidiary as currently licensed by the Company or any Company Subsidiary.

(k) Except as set forth on Schedule 3.20.2(k), neither the Company nor any Company Subsidiary has entered into any agreement under which the Company or any Company Subsidiary is restricted from selling, licensing or otherwise distributing any of its currently distributed products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.20.3. Employee Agreements. Except as set forth on Schedule 3.20.3, each employee, officer and consultant of the Company or any Company Subsidiary has executed an agreement with respect to confidentiality and non-competition in the forms previously provided to

Buyer. To the Company’s Knowledge, as of the date of this Agreement, no employee, officer or consultant of the Company or any Company Subsidiary is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any Company Subsidiary or any previous employer.

3.21. Insurance Contracts. Schedule 3.21 lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company or any Company Subsidiary (collectively, the “Company Insurance Contracts”). Except as set forth on Schedule 3.21, the Company has at all times since December 31, 1999, maintained an insurance policy of at least $1 million in coverage specifically applicable to the performance of fiduciary duties with respect to the Company’s Employee Stock Ownership Plan (“ESOP”), which is in addition to coverage applicable to defense costs. All of the Company Insurance Contracts are in full force and effect and, to the Company’s Knowledge or Principal Stockholders’ Knowledge, there are no defaults thereunder by the Company or any Company Subsidiary that could permit the insurer to deny payment of claims thereunder. Except as set forth on Schedule 3.21, to the Company’s Knowledge or Principal Stockholders’ Knowledge, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect. Neither the Company nor any Company Subsidiary has given or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, received a notice of cancellation with respect to any of the Company Insurance Contracts.

3.22. Banking Relationships. Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which the Company or any Company Subsidiary has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.23. [Intentionally Omitted]

3.24. Absence of Certain Relationships. Except as set forth on Schedule 3.24, to the Company’s Knowledge or Principal Stockholders’ Knowledge, none of (a) the Company or any Company Subsidiary, (b) any officer of the Company or any Company Subsidiary, (c) the Principal Stockholders or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.24, has any ownership, financial or employment interest in any subcontractor, supplier, or customer of, or any other Person doing business with, the Company or any Company Subsidiary (other than holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company).

3.25. Foreign Corrupt Practices; Export Compliance.

3.25.1. Foreign Corrupt Practices. Neither the Company, nor any Company Subsidiary nor any Affiliate of the Company or any Company Subsidiary, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither the

Company, nor any Company Subsidiary nor any Affiliate of the Company or any Company Subsidiary, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain preferential treatment in securing business, (ii) to pay for preferential treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary, or (iv) in violation of any Applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Company Subsidiary.

3.25.2. Export Compliance.

(a) The Company has complied, in all respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act (“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the U.S. Department of the Treasury, Office of Foreign Assets Control, U.S./Canada Joint Certification Program and U.S. Customs requirements, including, but not limited to, the various laws and regulations enforced by the U.S. Department of Homeland Security, Customs & Border Protection.

(b) The Company, the Company Subsidiaries and the officers and directors of each of them are not the subject of any indictment for nor have they been convicted of violating the FCPA or any of the statutes or regulations referenced in Section 3.25.2(a), nor are they ineligible to contract with, or to receive a license or other approval to export or import articles or services subject to U.S. export control statutes and regulations from, or to receive an export license or other approval from, any agency of the United States Government.

3.26. Government Contracts.

3.26.1. Generally. Each Government Contract is listed on Schedule 3.26.1(a) and identified as a Government Contract. Also listed on Schedule 3.26.1(a) and identified as a Government Bid is each outstanding quotation bid or proposal for a Government Contract involving the Company’s or any Company Subsidiary’s business that has not been accepted or rejected for a contract award as of October 31, 2007. Listed on Schedule 3.26.1(b) is each Government Contract under which, to the Company’s Knowledge or Principal Stockholders’ Knowledge, the Company or any Company Subsidiary currently is experiencing, or is likely to experience in any material respect either cost, schedule, technical or quality problems.

3.26.2. Bids and Awards. To the Company’s Knowledge or Principal Stockholders’ Knowledge, (a) each Government Contract was legally awarded, (b) no Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is the subject of bid or award protest proceedings, and (c) no Government Contract (or, where applicable, the prime contract with the United States Government under which such Government Contract was awarded) is reasonably likely to become the subject of bid or award protest proceedings. Except as set forth on Schedule 3.26.2, to the Company’s

Knowledge or Principal Stockholders’ Knowledge, no facts exist that could give rise to a material claim for price adjustment under the Truth in Negotiations Act or to any other request for a material reduction in the price of any Government Contracts.

3.26.3. Compliance with Law and Regulation and Contractual Terms; Inspection and Certification. Each of the Company and each Company Subsidiary has complied in all materials respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts to which it is a party, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, all applicable FAR Supplements, including, but not limited to, the DFARS, and the Cost Accounting Standards (“CAS”). To the Company’s Knowledge or Principal Stockholders’ Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Government Contracts, whether incorporated expressly, by reference or by operation of law. To the Company’s Knowledge or Principal Stockholders’ Knowledge, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with any Government Contract and its quotations, bids and proposals for Government Contracts were current, accurate and complete as of the date of their submission. To the Company’s Knowledge or Principal Stockholders’ Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all applicable representations, certifications and disclosure requirements under all Government Contracts and each of its quotations, bids and proposals for Government Contracts. To the Company’s Knowledge or Principal Stockholders’ Knowledge, no facts exist that could reasonably be expected to give rise to Liability to the Company or any Company Subsidiary under the False Claims Act that could reasonably be expected to result in a material Company Liability. Except as described in Schedule 3.26.3, neither the Company nor any Company Subsidiary has undergone, or is undergoing, any, audit, review, inspection, investigation, survey or examination of records relating to any Government Contract (where such audit or such other activity is either outside the ordinary course of business or would reasonably be expected to result in a material Company Liability). No audit, review, inspection, investigation, survey or examination of records described in Schedule 3.26.3 has revealed any fact, occurrence, or practice that would reasonably be expected to affect in any adverse manner the assets, business or financial statements of the Company or any Company Subsidiary, or their respective continued eligibility to receive and perform Government Contracts. To the Company’s Knowledge or Principal Stockholders’ Knowledge, neither the Company nor any Company Subsidiary has made any payment, directly or indirectly, to any Person in violation of Applicable Laws, including laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. To the Company’s Knowledge or Principal Stockholders’ Knowledge, each of the Company and each Company Subsidiary has complied in all material respects with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information.

3.26.4. Disputes, Claims and Litigation. Except as described in Schedule 3.26.4, to the Company’s Knowledge or Principal Stockholders’ Knowledge, there are neither any outstanding claims or disputes against the Company or any Company Subsidiary relating to any Government Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. Except as described in Schedule 3.26.4, to the Company’s Knowledge or Principal Stockholders’

Knowledge, there are neither any outstanding claims or disputes relating to any Government Contract that, if resolved unfavorably to the Company or any Company Subsidiary, would increase by five percent or more the cost of the Company and Company Subsidiaries to complete performance of any task order under such Government Contract above the amounts set forth in the estimates to complete previously prepared by the Company and Company Subsidiaries and delivered to Buyer for the Government Contract, nor any reasonably foreseeable expenditures that would increase by five percent or more the cost to complete performance of any task order under Government Contract above the amounts set forth in the estimates to complete described above. Neither the Company nor any Company Subsidiary has been, or is currently under, any administrative, civil or criminal investigation or indictment disclosed to the Company or any Company Subsidiary involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no basis for any such investigation or indictment. Neither the Company nor any Company Subsidiary has been, or is currently, a party to any administrative or civil litigation involving alleged false statements, false claims or other misconduct relating to any Government Contract or quotations, bids and proposals for Government Contracts, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no basis for any such proceeding. Except as described in Schedule 3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold (other than the hold-backs pursuant to contracts in the ordinary course of business) or set-off, material amounts of money otherwise acknowledged to be due to the Company or any Company Subsidiary under a Government Contract. Except as described in Schedule 3.26.4, neither the United States Government nor any prime contractor or higher-tier subcontractor under an outstanding Government Contract has questioned or disallowed any material costs claimed by the Company or any Company Subsidiary under any Government Contract, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, there is no fact or occurrence that could be a basis for disallowing any such costs.

3.26.5. Sanctions. Neither the United States Government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company or any Company Subsidiary, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification. Neither the Company nor any Company Subsidiary has received any show cause, cure, deficiency, default or similar notices relating to any Government Contract. Neither the Company, nor any Company Subsidiary, nor any director, officer or employee of the Company or any Company Subsidiary nor, to the Company’s Knowledge or Principal Stockholders’ Knowledge, any consultant or Affiliate of the Company or any Company Subsidiary has been or is currently suspended, debarred or, to the Company’s Knowledge or Principal Stockholders’ Knowledge, proposed for suspension or debarment from United States Government contracting, and to the Company’s Knowledge or Principal Stockholders’ Knowledge, no facts exist that could cause or give rise to such suspension or debarment or proposed suspension or debarment. To the Company’s Knowledge or Principal Stockholders’ Knowledge, no determination of non-responsibility has ever been issued against the Company or any Company Subsidiary with respect to any quotation, bid or proposal for a Government Contract.

3.26.6. Terminations. Except as set forth on Schedule 3.26.6, no Company Government Contract relating to the Company’s or any Company Subsidiary’s business has been terminated for default or convenience since December 31, 2000. Neither the Company nor any Company Subsidiary has received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or for convenience.

3.26.7. Within the Scope. Except as set forth in Schedule 3.26.7, to the Company’s Knowledge or Principal Stockholders’ Knowledge,

(a) neither the Company nor any Company Subsidiary is a party, and since December 31, 2000, has been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Government Entity under such task order or delivery order are or were not clearly described in the statement of work contained in the multiple award schedule contract or other government Contract under which the task order or delivery order was issued;

(b) neither the Company nor any Company Subsidiary sells, and since December 31, 2000, has sold, any goods or services to any Government Entity that are, or were, not clearly described in the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the Government Entity; and

(c) there has been no allegation, charge, finding, investigation or report (internal or external to the Company) to the effect that the Company or any Company Subsidiary has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (a) above, or sold goods or services to a Government Entity under the circumstances described in clause (b) above.

3.26.8. Assignments. Except as set forth on Schedule 3.26.8, neither the Company nor any Company Subsidiary has made any assignment of any Government Contract or of any right, title or interest in or to any Company Government Contract to any Person. Neither the Company nor any Company Subsidiary has entered into any financing arrangements with respect to the performance of any Government Contract.

3.26.9. National Security Obligations. Each of the Company and each Company Subsidiary is in compliance with all Applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995) (“NISPOM”), and any supplements, amendments or revised editions thereof.

3.26.10. No Contingent Fees. No facts, events or other circumstances exist that violate or otherwise constitute a basis on which the United States Government or any other Person might reasonably claim to violate, the covenant against contingent fees under any Company Government Contract or Company Engagement, or 10 U.S.C. §1506, 41 U.S.C. §254 or FAR 52.303-5.

3.26.11. At Risk. Except as set forth on Schedule 3.26.11, neither the Company nor any Company Subsidiary is performing “at risk” for an amount in excess of $25,000 under any Government Contract or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or in excess of $100,000 on an aggregate basis with respect to such “at risk” work, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting the United States Government’s liability on any Government Contract.

3.27. Power of Attorney. Neither the Company nor any Company Subsidiary has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Transactions) to any Person for any purpose whatsoever with respect to the Company or any Company Subsidiary.

3.28. Customers. Except as set forth on Schedule 3.28, since the Balance Sheet Date, to the Company’s Knowledge or the Principal Stockholders’ Knowledge, no customer of the Company or any of the Company Subsidiaries has informed the Company that it shall stop using, or materially decrease its use of, the services of the Company or such Company Subsidiary.

3.29. SEC Report Disclosures. With respect to any disclosure set forth in a registration statement, proxy statement or other report filed with the SEC or similar agency of any state or foreign country (each a “SEC Report”) that has been included upon the authority of the Company or any Company Subsidiary as an expert, such disclosure was true, complete and correct in all material respects as of the date such SEC Report in which the disclosure is contained was filed with the SEC or similar agency of any state or foreign country, and such disclosure did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any SEC Report subsequently filed with the SEC or similar agency of any state or foreign country prior to the date hereof.

3.30. Cumulative Exceptions. The exceptions and qualifications to the representations and warranties in this Article 3 that are based upon such exceptions and qualifications not being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect, or any similar exception or qualification (collectively, “Materiality Qualifications”), have not and will not, individually or in the aggregate, have a Company Material Adverse effect.

ARTICLE 3A

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders, individually and not jointly and severally, represents and warrants to Buyer and Buyer’s Parent with respect to such Principal Stockholder as follows:

3A.1. Organization, Existence and Good Standing. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, such Principal Stockholder is duly incorporated or organized, existing and in good standing under the laws of its jurisdiction of incorporation or formation.

3A.2. Power and Authority. Such Principal Stockholder has full power and authority to execute and perform this Agreement. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, the execution and delivery of this Agreement by such Principal Stockholder and the performance by it of all of its obligations under this Agreement have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, general partners, managers, trustees or the like, as the case may be. The approval of such Principal Stockholder’s shareholders, members, limited partners, beneficiaries or the like (as the case may be), for it to execute this Agreement or consummate the Transactions is either not required or has been duly given.

3A.3. Enforceability. This Agreement has been duly executed and delivered by such Principal Stockholder and constitutes a legal, valid and binding agreement of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with its terms.

3A.4. Consents. No Governmental Authorization is required for the execution and delivery of this Agreement by such Principal Stockholder or in connection with the consummation by such Principal Stockholder of the Transactions.

3A.5. Conflicts Under Constituent Documents or Applicable Laws. If such Principal Stockholder is a corporation, limited partnership, limited liability company, bank, trust company, trust or other entity, neither the execution and delivery of this Agreement by such Principal Stockholder, nor the consummation by it of the Transactions will conflict with or constitute a breach of any of the terms, conditions or provisions of its certificate or articles of incorporation or formation, bylaws, agreement of limited partnership, operating agreement, trust agreement or declaration of trust, or other organizational documents, as the case may be. Neither the execution and delivery of this Agreement by such Principal Stockholder, nor the consummation by him, her or it of the transactions contemplated hereby will conflict with or constitute a breach of any of the terms, conditions or provisions of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Entity or of any arbitration award, to which such Principal Stockholder is a party or by which such Principal Stockholder or any of his, her or its assets is bound.

3A.6. Conflicts Under Contracts. Such Principal Stockholder is not a party to, or bound by, any unexpired, undischarged or unsatisfied Contract under the terms of which the execution, delivery and performance by such Principal Stockholder of this Agreement and the consummation of the Transactions by such Principal Stockholder will require a consent, approval, or notice or result in a lien on the Shares owned by such Principal Stockholder.

3A.7. Title to Stock. Such Principal Stockholder owns the number of shares of Common Stock listed opposite such Principal Stockholder’s name on Schedule 3.2.1, free and clear of all Encumbrances, other than agreements between the Company and the Principal Stockholders that will be terminated as of the Closing.

3A.8. No Broker’s or Finder’s Fees. Except as set forth on Schedule 3A.8, neither such Principal Stockholder nor any of his, her or its Affiliates has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other similar Person in connection with the Transactions, and giving effect to the consummation of the Closing will not cause such Principal Stockholder, such Affiliates, the Company or any Company Subsidiary to be so obligated.

3A.9. Power of Attorney. Such Principal Stockholder has not given any irrevocable power of attorney (other than pursuant to Section 6.12 hereof or other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Transactions) to any Person for any purpose whatsoever with respect to the Company or any of the Company Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER’S PARENT AND MERGER SUB

Buyer, Buyer’s Parent and Merger Sub represent and warrant to the Stockholders as follows:

4.1. Corporate Status of Buyer. Each of Buyer, Buyer’s Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2. Authority for Agreement; Noncontravention.

4.2.1. Authority of Buyer. Each of Buyer, Buyer’s Parent and Merger Sub has the corporate power and authority to enter into this Agreement, to consummate its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer’s, Buyer’s Parent’s and Merger Sub’s respective board of directors and no other corporate proceedings on the part of Buyer, Buyer’s Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer, Buyer’s Parent or Merger Sub have been or, when executed and delivered, will be duly executed and delivered by Buyer, Buyer’s Parent or Merger Sub as the case may be, and constitute valid and binding obligations of Buyer, Buyer’s Parent or Merger Sub as the case may be, enforceable against Buyer, Buyer’s Parent and Merger Sub, respectively, in accordance with their terms.

4.2.2. No Conflict. Neither execution and delivery of this Agreement or the other agreements contemplated hereby by Buyer, Buyer’s Parent and Merger Sub nor the performance by Buyer, Buyer’s Parent and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by Buyer, Buyer’s Parent and Merger Sub of the Transactions will (a) conflict with or result in a violation of any provision of Buyer’s, Buyer’s Parent’s or Merger Sub’s certificate of incorporation or bylaws, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer, Buyer’s Parent or Merger Sub is a party or by which any of them or any of their respective assets or properties is bound or which is applicable to Buyer, Buyer’s Parent or Merger Sub or any of its assets or properties. No Governmental Authorization is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby by Buyer, Buyer’s Parent and Merger Sub or the consummation by Buyer, Buyer’s Parent and Merger Sub of the Transactions, except for such consents, authorizations, filings, approvals and registrations that if not obtained or made, would not have a Buyer Material Adverse Effect.

4.3. Compliance with Applicable Laws. Each of Buyer, Buyer’s Parent and Merger Sub is in compliance in all material respects with all Applicable Laws.

4.4. No Adverse Litigation. Neither Buyer, Buyer’s Parent nor Merger Sub is a party to any pending litigation that seeks to enjoin or restrain or enjoin the consummation of the Transactions nor, to Buyer’s or Buyer’s Parent’s knowledge, is any such litigation overtly threatened against any of Buyer, Buyer’s Parent or Merger Sub.

4.5. Ownership of Buyer and Merger Sub. Buyer’s Parent owns (and will own at all times through and including the Effective Time) beneficially and of record all of the outstanding capital stock of Buyer and Buyer owns (and will own at all times through and including the Effective Time) beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.6. Sufficiency of Funds. Buyer’s Parent and Buyer will have, at the Effective Time, sufficient funds available to consummate the Transactions.

ARTICLE 5

CONDUCT PRIOR TO THE CLOSING DATE

5.1. Conduct of Company’s Business. During the period from the date hereof to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to its terms (“Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to (a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (b) consistent with past practices and policies, preserve intact the Company’s and each of the Company Subsidiary’s current business organizations, keep available the services of their respective current officers and employees and preserve their respective relationships with customers, suppliers and others having business relationships with them, and (c) promptly notify Buyer of any event or occurrence that will have or could reasonably be expected to have a Company Material Adverse Effect. In addition, during the Pre-Closing Period, the Company, except as set forth on Schedule 5.1 or as required by this Agreement, shall not, and shall cause each Company Subsidiary not to:

(a) amend their respective Organizational Documents or Constitutional Documents;

(b) declare or pay any dividends or distributions on its outstanding capital stock, except for dividends and distributions of the Company Subsidiaries to the Company, nor purchase, redeem or otherwise acquire for consideration any of its capital stock or other securities;

(c) issue or sell any of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any of its capital stock;

(d) borrow or agree to borrow any funds or voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any Liability, except obligations incurred in the ordinary course of business consistent with past practices;

(e) pay, discharge or satisfy any claim or Liability in excess of $10,000 (in any one case) or $25,000 (in the aggregate), other than (i) obligations reflected on or reserved against in the Company Balance Sheet, or (ii) obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices or in connection with the Transactions;

(f) except as required by Applicable Laws, adopt or amend in any material respect, any agreement or plan (including severance arrangements) for the benefit of its employees;

(g) sell, mortgage, pledge or otherwise encumber or dispose of any of its assets that are material, individually or in the aggregate, to the business of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices;

(h) acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets that are material, individually or in the aggregate, to the business of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices;

(i) increase the following amounts payable or to become payable: (i) the salary of any of its directors or officers, other than increases in the ordinary course of business consistent with past practices and not exceeding, in any case, five percent of the director’s or officer’s salary on the date hereof, (ii) any other compensation of its directors or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those persons, other than increases that are provided in the ordinary course of business consistent with past practices to broad categories of employees and do not discriminate in favor of the aforementioned persons, (iii) the compensation of any of its other employees, consultants or agents except in the ordinary course of business consistent with past practices, and (iv) equity compensation;

(j) dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company or any Company Subsidiary to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the ordinary course of business consistent with past practices, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;

(k) sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;

(l) enter into any contract or commitment or take any other action that is not in the ordinary course of its business or could reasonably be expected to have an adverse impact on the Transactions or that could have or could reasonably be expected to have a Company Material Adverse Effect;

(m) amend in any material respect any agreement to which the Company or any Company Subsidiary is a party the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(n) waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $25,000 or (ii) the waiver, release, transfer or lapse of which would have or would reasonably be expected to have a Company Material Adverse Effect;

(o) take any action that would materially decrease the Closing Working Capital;

(p) make any change in any method of accounting or accounting practice other than changes required by Applicable Laws or required to be made so that the consolidated financial statements of the Company and the Company Subsidiaries comply with GAAP;

(q) enter into any sale/leaseback or similar transaction; or

(r) agree or otherwise commit, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2. Continuing Obligation to Inform; Update of Certain Schedules.

5.2.1. During the Pre-Closing Period, the Company and the Principal Stockholders each shall deliver or cause to be delivered to Buyer, and Buyer shall deliver or cause to be delivered to the Company and Stockholders Representative, supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date hereof until the Effective Time. Notwithstanding the foregoing, the delivery of any such supplemental information pursuant to this Section 5.2.1 shall not limit or otherwise affect the rights and remedies available hereunder to the Party receiving such supplemental information.

5.2.2. The Company and the Principal Stockholders shall deliver to Buyer the Schedules 3.9, 3.17.1 and 3.19.4 each updated to a date not earlier than 3 days prior to Closing (the

“Updated Disclosure Schedules”). The Updated Disclosure Schedules shall be prepared in a manner such that they clearly indicate differences between the version of such Schedules as delivered on the date of this Agreement and the Updated Disclosure Schedules. The Updated Disclosure Schedules shall not alter the representations and warranties of the Company and the Principal Stockholders as set forth in this Agreement, the Schedules or any certificates delivered pursuant to Section 7.2.1, and shall not limit or otherwise affect the rights and remedies available hereunder to the Buyer or Buyer’s Parent or other Buyer Indemnified Parties.

5.3. Notice of Appraisal Rights. The Company will provide notice in accordance with Section 262 of the Corporation Code to the Stockholders of their appraisal rights with respect to the Merger under said Section 262. The Company shall promptly notify Buyer of any Stockholder who exercises his, her or its appraisal rights.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1. Exclusivity. During the Pre-Closing Period, neither the Company nor any Principal Stockholder will, directly or indirectly, through its respective Affiliates, agents, officers or directors, solicit, initiate, or participate in discussions or negotiations, or otherwise cooperate in any way with, or provide any information to, any Person or group, or enter into any letter of intent, agreement in principle or agreement, definitive or otherwise, with respect to any tender offer, exchange offer, merger, business combination, sale of substantial assets, sale of the Common Stock or any other capital stock of the Company or any Company Subsidiary, or similar transaction involving the Company or any Company Subsidiary.

6.2. Expenses. Except as otherwise provided in Sections 6.3, 6.7 and 9.1.2, each Party shall be responsible for its own costs and expenses in connection with the Transactions (“Expenses”), including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.

6.3. Indemnification.

6.3.1. Indemnification of Buyer Indemnified Parties. Subject to this Section 6.3, from and after the Closing Date, Buyer, Buyer’s Parent and their respective directors, officers, employees, agents, representatives, Affiliates, successor and assigns (collectively “Buyer Indemnified Parties”) will be indemnified and held harmless and shall be entitled to payment and reimbursement by the Stockholders, on a joint and several basis, solely and exclusively, subject to the remainder of this Section 6.3 with respect to the Principal Stockholders, from the Indemnity Escrow with respect to the amount of any Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by any Principal Stockholder of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any covenant, agreement or obligation in this Agreement to be performed on or before the Closing Date, or (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company or any Principal Stockholder in this Agreement or the certificates delivered pursuant to Section 7.2.1.

Notwithstanding the foregoing and subject to the remainder of this Section 6.3, from and after the Closing Date, the Principal Stockholders (the “Buyer Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties in respect of, and the Buyer Indemnified Parties shall be entitled to payment and reimbursement from the Principal Stockholders, jointly and severally, with respect to the amount of, (i) all Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (A) any breach by any Principal Stockholder of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by the Company of any covenant, agreement or obligation in this Agreement to be performed on or before the Closing Date, (B) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by the Company or any Principal Stockholder in any of Sections 3.1, 3.2, 3.3, 3.4.1 or 3.13 hereof (each and collectively, the “Specified Representations”) or any other representation or warranty made by the Company or any Principal Stockholder in this Agreement or the certificates delivered pursuant to Section 7.2.1, (C) any misrepresentation or inaccuracy in, or breach of, any representation or warranty in Section 3A.7 or in any certificate given hereunder in respect of Section 3A.7 (collectively, “Share Ownership Representations”), (D) in respect of Section 2.6.2.5(b)(i) with respect to the Working Capital Indemnity Amount, (E) in respect of willful misconduct or fraud, or (F) in respect of any ESOP/DC Plan Claims, (ii) all Dissenters’ Rights Losses suffered, incurred or paid by any Buyer Indemnified Party, and (iii) any costs actually paid by a Buyer Indemnified Party in respect of the termination of the Company 401(k) Plan or the Limited Plan (“401(k) Claims”), and (iii) any ESOP/DC Plan Claims.

Notwithstanding anything herein to the contrary, in determining if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in this Agreement by the Company or any Principal Stockholder or a certificate given pursuant to Section 7.2.1, each such representation or warranty shall read as if (x) made by such Buyer Indemnifying Party, and (y) all Materiality Qualifications contained in any such representation or warranty shall be ignored. In the event there shall be a breach of Section 3.30, the Buyer Indemnified Parties shall be entitled to indemnification for the Losses arising from the breaches of the individual representations and warranties contributing to such breach of Section 3.30 and shall not also be entitled to indemnification for such breach of Section 3.30.

6.3.2. Indemnification of Stockholder Indemnified Parties. Subject to this Section 6.3 from and after the Closing Date, the Stockholders and their respective directors, officers, employees, agents, representatives, Affiliates, successor and assigns (collectively “Stockholder Indemnified Parties”) will be indemnified and held harmless and shall be entitled to payment and reimbursement by Buyer and Buyer’s Parent with respect to the amount of any Losses suffered, incurred or paid by any Stockholder Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer or Buyer’s Parent of any covenant, agreement or obligation of Buyer or Buyer’s Parent in this Agreement to be performed after the Closing and (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Section 4.2 or in the certificate delivered pursuant to Section 7.3.1.

6.3.3. Claims for Indemnification. Upon a Person entitled to indemnification under Section 6.3 or 6.7 (“Indemnified Party”) obtaining reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified

Party shall promptly thereafter give notice of such facts, claim or demand (“Notice of Claim”) to the Party from whom indemnification is sought under Section 6.3 or 6.7 (the “Indemnifying Party”), with a copy to Stockholders Representative in the case of any Notice of Claim by a Buyer Indemnified Party. So long as the Notice of Claim is given by the Indemnified Party in the claims period specified in Section 6.3.6, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

6.3.4. Defense by Indemnifying Party.

(a) If a claim or demand is asserted by a third Person against an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 Business Days of the date of receipt of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b) To the extent that a Buyer Indemnifying Party has the right to assume the defense of a Third Party Claim, then the Stockholders Representative, on behalf of the Buyer Indemnifying Party, shall exercise such right and conduct such defense or shall elect, on behalf of the Buyer Indemnifying Party, not to assume such defense, in which case the Buyer Indemnifying Party shall pay the reasonable fees and expenses of counsel (such counsel to be reasonably satisfactory to the Stockholders Representative) retained by the Buyer Indemnified Party in respect of the Third Party Claim. The Buyer Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim at the Buyer Indemnifying Parties’ expense and shall pay the reasonable fees and expenses of counsel (such counsel to be reasonably satisfactory to the Stockholders Representative) retained by the Buyer Indemnified Party in respect of the Third Party Claim if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, civil action, indictment, or investigation by any Governmental Entity other than inquiries or audits in the ordinary course of business, (ii) such Third Party Claim alleges Losses in excess of the then available funds held in the Indemnity Escrow (after deducting the full amount of all pending Indemnification Claims), (iii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, or (iv) Stockholders Representative fails to conduct the defense of such Third Party Claim with reasonable diligence.

(c) If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), the Buyer Indemnified Party shall permit the Buyer Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party. The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Buyer Indemnifying Parties consistent with the best interest of the Buyer Indemnified Party.

(d) If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of the Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party’s reputation or continuing business.

(e) If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter. The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(f) The reasonable fees and expenses of counsel retained by a Buyer Indemnified Party which fees and expenses a Buyer Indemnifying Party is obligated to pay pursuant to Section 6.3.4(b) and the reasonable fees and expenses of counsel chosen by an Indemnifying Party pursuant to Section 6.3.4(d)(i) are sometimes collectively referred to as “Defense Counsel Fees.”

6.3.5. Limitation on Liability for Indemnification.

6.3.5.1. Buyer Indemnity Threshold. Except for Share Ownership Claims, Working Capital Escrow Amount Claims, Dissenters’ Rights Claims, A/R Collection Claims, or Indemnification Claims in respect of any of the Specified Representations, any 401(k) Claims or any ESOP/DC Plan Claims or based on willful misconduct or fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 until the aggregate amount of all Losses (other than those Losses relating to any of the foregoing claims enumerated in this sentence) actually suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $300,000 (the “Buyer Indemnity Threshold”) whereupon the Buyer Indemnified Parties shall be entitled to indemnification for such Losses in excess of the first $200,000 of the Buyer Indemnity Threshold.

6.3.5.2. Certain Caps on Indemnification Liability. The aggregate Liability of the Principal Stockholders under this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 (other than the Specified Representations and other than any representations or warranties relating, or subject, to Indemnification Claims based on willful misconduct or fraud) shall not exceed the sum of (i) the amount, if any, paid or payable from the Indemnity Escrow for any and all Share Ownership

Claims, Working Capital Escrow Amount Claims, Dissenters’ Rights Claims, and Indemnification Claims in respect of any of the Specified Representations, any 401(k) Claims or any ESOP/DC Plan Claims or based on willful misconduct or fraud and (ii) the amount, if any, paid or payable from the Indemnity Escrow in respect of the representations and warranties in Article 3 other than those representations and warranties that may be the subject of any of the enumerated claims in the immediately preceding clause (i). Notwithstanding anything herein to the contrary, in no event shall the aggregate Liability of the Principal Stockholders under Sections 6.3 and 6.7, including their proportionate share of amounts paid to Buyer Indemnified Parties out of the Indemnity Escrow, exceed the sum of (x) the amount of the Working Capital Indemnity Amount, if any, and (y) 50% of the amount of the aggregate Merger Consideration received by the Stockholders. Notwithstanding anything herein to the contrary, the aggregate Liability of Buyer and Buyer’s Parent to Stockholder Indemnified Parties shall not exceed $5,000,000.

6.3.5.3. Requirement to Proceed Against Indemnity Escrow. In respect of any Indemnification Claims under Sections 6.3 or 6.7, including with respect to Defense Counsel Fees, the Buyer Indemnified Parties shall be required to seek payment from the Indemnity Escrow first and shall exhaust all amounts in the Indemnity Escrow before proceeding directly against any Principal Stockholder. Once the Indemnity Escrow has been exhausted or distributed, and subject to the other limitations set forth in this Section 6.3, the Buyer Indemnified Parties may proceed directly against any Principal Stockholder in respect of Indemnification Claims under Sections 6.3 or 6.7, including with respect to Defense Counsel Fees.

6.3.6. Claims Period and Indemnity Escrow.

(a) Except for (i) Indemnification Claims in respect of any of the Specified Representations, any 401(k) Claims or any ESOP/DC Plan Claims, (ii) Share Ownership Claims, (iii) Working Capital Escrow Amount Claims, (iv) Indemnification Claims under Section 6.7.1, and (v) Indemnification Claims based on willful misconduct or fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or Article 4, or in any certificate delivered pursuant to Sections 7.2.1 or 7.3.1 must be asserted by notice on or before the date that is 18 months following the Closing Date. Any (i) Indemnification Claims in respect of any of the Specified Representations, any 401(k) Claims or any ESOP/DC Plan Claims, (ii) Share Ownership Claims, (iii) Working Capital Escrow Amount Claims, (iv) Indemnification Claims under Section 6.7.1, and (v) Indemnification Claims based on willful misconduct or fraud must be made before the expiration of the applicable statute of limitation for the respective claims.

(b) Any Buyer Indemnified Party entitled to payment for an Indemnification Claim under Sections 6.3 or 6.7 shall be entitled to such payment from the Indemnity Escrow, provided that as of 5:00 p.m. Washington D.C. time on the date that is 18 months following the Closing Date, any remaining balance of the Indemnity Escrow, less (i) the amount of any and all pending Indemnification Claims of one or more Buyer Indemnified Parties and (ii) any fees, expenses or other costs under the Escrow Agreement (such remaining balance of the Indemnity Escrow, the “Indemnity Escrow Balance”), shall be released and deposited with the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Stockholders in accordance with this Agreement and the Escrow Agreement.

6.3.7. Subrogation. Upon making an indemnity payment pursuant to Section 6.3 or Section 6.7, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.3.8. Exclusive Remedies. If the Closing occurs, the remedies provided for in this Section 6.3 shall be, except as otherwise provided in Sections 6.7, 6.13 and 9.6, the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents, representatives, Affiliates, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for willful misconduct or fraud or waive any equitable remedies to which a Party may be entitled.

6.3.9. Right of Offset. Buyer may offset any amount to which Buyer or Buyer’s Parent is entitled under this Section 6.3 or Section 6.7 against any amounts otherwise payable hereunder by Buyer to one or more Principal Stockholders in their capacities as Stockholders, including any and all other payments pursuant to Section 2.5(a).

6.3.10. Receipt of and Treatment of Indemnity Payments Between the Parties. Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Merger Consideration for all Tax purposes, and no party shall take any position inconsistent with such characterization. Notwithstanding any other provision of Sections 6.3 and 6.7 of this Agreement, all indemnification obligations of the Stockholders are obligations to the Buyer, and all indemnification payments by or on behalf of the Stockholders will be made to the Buyer.

6.3.11. Dissenters’ Merger Consideration Difference. In the event that there shall be a Dissenters’ Merger Consideration Difference, Buyer shall deposit, or cause to be deposited, a cash amount equal to such Dissenters’ Merger Consideration Difference with the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Stockholders on a pro rata basis (based on the number of Shares) in accordance with this Agreement.

6.3.12. Adjustment for Tax Effect.

(a) The indemnification obligation of any Indemnifying Party under this Section 6.3 shall be adjusted (i) downward so as to give effect to any net Tax Benefit actually realized by the Indemnified Party at any time resulting from the incurrence by the Indemnified Party of the Loss(es) with respect to which indemnification is sought under this Section 6.3 and (ii) upward to give effect to any net Tax Detriment actually incurred by the Buyer Indemnified Party at any time resulting from the receipt of the indemnification payment. If all or any portion of any Tax Benefit is subsequently disallowed, or if any Tax Detriment is reversed or increased, the Indemnifying Party and the Indemnified Party shall make an appropriate adjustment to their obligations hereunder.

(b) A “Tax Benefit” means an amount by which the Tax liability of the Person (or group of corporations including the Person) is or will be actually reduced, plus any related interest received from the relevant Taxing authority. The Tax Benefit will be calculated by determining the Tax liability of the Person with and without the Loss(es) for the Tax Period. A Person’s Tax liability shall be treated as having been “actually reduced” upon the receipt by the Person of a cash refund or a credit or offset against a tax obligation that would otherwise be imposed. A “Tax Detriment” means an amount by which the Tax liability of the Person (or group of corporations including the Person) is or will be actually increased, plus any related interest paid to the relevant Taxing authority. The Tax Detriment will be calculated by determining the Tax liability of the Person with and without the item(s) producing the Tax Detriment for the Tax Period. A Person’s Tax liability shall be treated as having been “actually increased” upon the payment by the Person of cash or loss of a credit or offset against a Tax obligation that the Person would have otherwise enjoyed.

(c) The Buyer Indemnified Parties will have the same obligations, and the Buyer Indemnifying Parties will have the same rights, with respect to a proposed disallowance of a Tax Benefit as are prescribed for Tax Claims in Section 6.7.6.

6.4. Access and Information. The Company shall afford to Buyer and its officers, employees, accountants, counsel and other authorized representatives and advisors reasonable access, upon advance notice during regular business hours, throughout the Pre-Closing Period, to the Company’s offices, properties, books and records, and shall use reasonable efforts to cause its representatives and independent public accountants to furnish to Buyer such additional financial and operating data and other information as to its business, customers, vendors and properties as Buyer may from time to time reasonably request. Notwithstanding the foregoing, all visits to any Company office will be coordinated and conducted so as to not be disruptive to the Company’s operations and to preserve the confidentiality of the Transactions. In addition, with the Company’s prior consent (which consent shall not be unreasonably withheld or delayed), Buyer shall be permitted to meet, accompanied by representatives from the Company, with the Company’s significant customers.

6.5. Public Disclosure and Confidentiality. Except as otherwise required by Applicable Laws and, with respect to Buyer, Buyer’s Parent and Merger Sub, the applicable rules, policies and procedures of a national securities exchange, no Party shall announce or disclose to any other Person (other than a Party’s employees, agents, advisors or representatives who have been advised of this confidentiality obligation) the existence or the terms or conditions of this Agreement or the Transactions prior to the Closing without the prior consent of the other Parties (which shall not be unreasonably withheld). Notwithstanding the foregoing, the initial press release with respect to the announcement of this Agreement and any further public communication regarding this Agreement or the Transactions prior to Closing shall be developed by Buyer.

6.6. Further Assurances. Subject to terms and conditions herein provided and to the fiduciary duties of the board of directors and officers or representatives of any Party, during the Pre-Closing Period, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions. In case at any time during the Pre-Closing Period any further action is necessary, proper or advisable to carry out the purposes of this Agreement (including the obtaining of any required Governmental Authorizations or the making of any and all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity, the obtaining of any Consents under any Material Company Contracts, and the execution and delivery of any licenses or sublicenses for any software), the proper officers and directors or representatives of each Party to this Agreement are hereby directed and authorized to use their commercially reasonable efforts to effectuate all required action. Each Party shall cause all such documents that it is responsible for filing with any Governmental Entity under this Section 6.6 to comply in all material respects with all Applicable Laws.

6.7. Tax Matters.

6.7.1. Tax Indemnification.

(a) Each Principal Stockholder shall jointly and severally indemnify the Buyer Indemnified Parties and hold them harmless from and against any Loss attributable to (i) any Taxes (or the non-payment thereof) of the Company for all the taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulations, which Taxes relate to an event or transaction occurring on or before the Closing, (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or a Company Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, provincial or foreign law or regulation, and (iv) the failure of any of the representations and warranties contained in Section 3.12 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes, provided, however, that in the case of clauses (i), (ii), (iii) and (iv) above, Principal Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, that has been accrued for such Taxes (excluding any accrual for deferred Taxes) on the face of the Closing Balance Sheet (rather than in any notes thereto) and taken into account in determining the Working Capital Adjustment provided in Section 2.6, and provided, further, that the maximum aggregate liability of the Principal Stockholders under Sections 6.3 and 6.7 shall not exceed the sum of (x) the amount of the Working Capital Indemnity Amount, if any, and (y) 50% of the amount of the aggregate Merger Consideration received by the Stockholders.

(b) Buyer agrees to pay over to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Stockholders the amount of any Tax Benefits from a Pre-Closing Tax Period actually realized by the Buyer, any Affiliate of the Buyer or any successor or transferee of any of the foregoing from the Taxes giving rise to the applicable indemnification claim under this Section 6.7.1 (“Indemnified Tax Item”), provided that such Tax Benefit is actually realized by any such Person. Such Person shall be considered to have actually realized a Tax Benefit only upon the receipt of a cash refund from a Pre-Closing Tax Period or upon a credit from a Pre-Closing Tax Period against a tax obligation that would otherwise be imposed in a Post-Closing Tax Period. The Buyer shall pay to the Escrow Agent, or if there is a separate Paying Agent, to such Paying Agent, for payment to the Stockholders the Tax Benefit promptly after the Tax Benefit is actually realized, provided, however, that such payment will not be made prior to the payment of the applicable indemnification payment under this Section 6.7.1 in respect of the applicable Indemnified Tax Item by the Buyer Indemnifying Party. If all or any portion of any Tax Benefit is subsequently disallowed, the Buyer Indemnifying Party shall, upon receipt of written notice of such disallowance, repay to the Buyer Indemnified Party the amount disallowed, provided that the Buyer Indemnified Party will have the same obligations, and the Buyer Indemnifying Party will have the same rights, with respect to a proposed disallowance of a Tax Benefit as are prescribed for Tax Claims in Section 6.7.6.

(c) [Intentionally Omitted]

(d) Any indemnification amount payable by any Person under this Section 6.7.1 to any Buyer Indemnified Party shall be offset against, and reduced by, the amount of any Tax Benefits actually realized by such Buyer Indemnified Party. The Stockholders shall not be entitled to duplicate Tax Benefits under this Section 6.7.1(d) and under Section 6.7.1(b). Subject to the Buyer’s judgment as set forth in the next sentence, for purposes of Section 6.7.1 and Section 6.3.12 hereof, Buyer shall (and shall cause each of its Affiliates (including the Company) to) use its respective commercially reasonable efforts to take all appropriate actions reasonably necessary to realize all such Tax Benefits that may be available. Buyer shall not be required to take the actions required by the immediately preceding sentence to realize any such Tax Benefit if Buyer determines in its reasonable business judgment that it is not advisable to pursue such Tax Benefit, provided such judgment shall be made without regard to the availability of indemnification by the Buyer Indemnifying Parties. The Stockholders shall be responsible for any costs associated with filing any amended Tax Return and pursuing any claim necessary to obtain a Tax Benefit, to the extent the costs are incremental and would not have otherwise been incurred by the Buyer, whether or not such Tax Benefit is actually realized or subsequently disallowed.

6.7.2. Filing of Tax Returns; Payment of Taxes.

(a) The Company shall, and shall cause the Company Subsidiaries to, timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns and any other amended Tax Returns shall be prepared in a manner consistent with prior practice. The Company shall provide Buyer with copies of such completed Tax Returns at least twenty days prior to the filing thereof, along with supporting workpapers, for Buyer’s Parent’s review and approval. Stockholders Representative and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Stockholders Representative and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.7.7, which resolution shall be binding on the Parties.

(b) Following the Closing, Buyer shall cause to be timely filed all Tax Returns required to be filed by the Company and the Company Subsidiaries after the Closing Date with respect to taxable periods ending on or before the Closing Date and with respect to Straddle Periods and, subject to the rights of payment from the Principal Stockholders under Sections 6.7.1 and 6.7.2(c), pay or cause to be paid all Taxes shown due thereon.

(c) Notwithstanding the foregoing, subject to the limitation of the final proviso in Section 6.7.1, once the Indemnity Escrow has been exhausted or distributed, the Principal

Stockholders shall pay to Buyer the amount of Taxes owed by the Principal Stockholders pursuant to the provisions of Section 6.7.1, as reasonably determined by Buyer’s Parent, not later than ten days prior to the due date for the payment of such Taxes on any Tax Returns that Buyer has the responsibility to cause to be filed pursuant to Section 6.7.2(b). No payment pursuant to this Section 6.7.2(c) shall excuse the Principal Stockholders from their indemnification obligations pursuant to Section 6.7.1 if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Principal Stockholders’ payments under this Section 6.7.2(c). If the ultimate determination of Taxes for the periods covered by such Tax Returns results in the amount of the Principal Stockholders’ payments under this Section 6.7.2(c) exceeding the amount of Taxes owed by the Principal Stockholders pursuant to the provisions of Section 6.7.1, Buyer shall promptly return any such excess to the Principal Stockholders.

6.7.3. Straddle Period. If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.7.4. Cooperation on Tax Matters.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Stockholders Representative reasonable notice prior to transferring, destroying or discarding any such books and records and, if Stockholders Representative so requests, allow Stockholders Representative to take possession of such books and records.

(b) Subject to Applicable Laws, the Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.7.5. Certain Taxes. All required transfer, documentary, sales, use, stamp, registration Taxes and fees payable in respect of the purchase and sale of the Shares hereunder shall be paid by the Principal Stockholders.

6.7.6. Tax Audits.

(a) If notice of any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim by or before a Governmental Entity with respect to Taxes of the Company or any Company Subsidiary (a “Tax Claim”) shall be received by any Party, the notified party shall notify such other Parties in writing of such Tax Claim; provided, however, that failure to notify Stockholders Representative shall not preclude Buyer from any indemnification, except to the extent that such failure deprives Stockholders Representative of a reasonable opportunity to defend against such Tax Claim without paying the Tax.

(b) The Stockholders Representative, on behalf of the Stockholders, shall have the right, at the Stockholders’ expense, to the extent such Tax Claim is subject to indemnification by the Stockholders pursuant to Section 6.3.1 or 6.7.1, to represent the interests of the Company and the Company Subsidiaries in any Tax Claim; provided, that with respect to a Tax Claim relating to a Straddle Period, Stockholders Representative shall not settle such claim without the consent of Buyer, which consent shall not be unreasonably withheld or delayed.

6.7.7. Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to Stockholders Representative and Buyer. The fees and expenses of such accounting firm shall be borne equally by the Stockholders, on the one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the party responsible for preparing such Tax Return deems correct. If the other party believes the position taken in the Tax Return was incorrect, it can request that the Arbiter resolve the dispute after the Tax Return is filed. If necessary, an amended Tax Return will be filed reflecting the decision of the Arbiter.

6.7.8. Exclusivity. The indemnification provided for in this Section 6.7 and the provisions in Sections 6.3.3, 6.3.4, 6.3.5.3, 6.3.6, 6.3.7, 6.3.9 and 6.3.10 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 3.12. In the event of a conflict between the provisions of this Section 6.7, on the one hand, and the provisions of Section 6.3 (other than Sections 6.3.3, 6.3.4, 6.3.5.3, 6.3.6, 6.3.7, 6.3.9 and 6.3.10), on the other, the provisions of this Section 6.7 shall control

6.8. Release. Subject to and effective as of consummation of the Closing, each Principal Stockholder hereby remises, releases and forever discharges the Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company that such Principal Stockholders ever had, or may have up until immediately preceding the Closing, including any claims to any commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, provided, however, such release and discharge shall not include: (a) claims with respect to the rights of such Principal Stockholder against the Company, Buyer, Buyer’s Parent and their respective affiliates under this Agreement or the Escrow Agreement; and (b) if such Principal Stockholder is or has been a director or officer of the Company, claims with respect to the right of such Principal Stockholder to indemnification under the Company’s Organizational Documents other than in respect of any breach by the Company or one or more Principal Stockholders of any representations, warranties, covenants, obligations or agreements contained herein or in any certificate delivered pursuant to this Agreement; and (c) if such Principal Stockholder is or has been an employee, independent contractor or consultant of or to the Company, claims in respect of any regular salary or wages, or similar time-based compensation and bonuses, in each case that has been accrued but not paid by the Company, and reimbursement of reasonable business related expenses and benefits under health insurance.

6.9. Regulatory Filings. During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use best efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions. Each Party shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.9 to comply in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall furnish or cause to be furnished to Buyer’s Parent and its employees, agents, auditors and representatives access, during normal business hours, such information, books and records relating to the Company as is reasonably necessary for reports or filings with the SEC or other Governmental Authority with respect to the Transactions.

6.10. Exchange of Information. During the Pre-Closing Period, each of the Parties shall promptly supply the others with any information that may be required to effectuate any filings or application pursuant to Sections 6.6 or 6.11. Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11. Notification. During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of: (a) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.6, the respective Party will promptly inform the other Party of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

6.12. Stockholders Representative.

6.12.1. Appointment. To the maximum extent legally permissible, by its approval of this Agreement, each Stockholder (other than Dissenting Stockholders) hereby designates and appoints Clive Medland as his, her or its representative, agent and attorney-in-fact (in such capacity, “Stockholders Representative”) for all purposes of this Agreement, the Escrow Agreement and the Transactions contemplated hereby. This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of any Stockholder or the occurrence of any other event or events. Stockholders Representative is serving in the capacity as representative, agent and attorney-in-fact of such Stockholders hereunder solely for purposes of administrative convenience.

6.12.2. Authority. Without limiting the generality of Section 6.12.1 above, to the maximum extent legally permissible, by its approval of this Agreement, each Stockholder (other than Dissenting Stockholders), among other things, hereby irrevocably agrees as follows:

(a) to the taking by Stockholders Representative of any and all actions and the making of any decisions required or permitted to be taken by Stockholders Representative under this Agreement (including, without limitation, Sections 2.6.2.5, 6.3 and 6.7) and the Escrow Agreement;

(b) to the exercise by Stockholders Representative of the power to: (i) execute and deliver the Escrow Agreement; (ii) authorize delivery to Buyer of Escrow Fund in satisfaction of payment obligations under Section 2.6.2.5 and indemnification claims made by Buyer Indemnified Parties in accordance with Sections 6.3 or 6.7; (iii) agree to, investigate, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators (including the Arbiter) with respect to such obligations and claims; (iv) resolve any claim or dispute under or made pursuant to Sections 2.6.2.5, 6.3 or 6.7; and (v) take all actions necessary in the reasonable judgment of Stockholders Representative for the accomplishment of the foregoing, including, without limitation, execution on any Stockholder’s behalf of any agreement, instrument, or other document that, in the sole discretion of Stockholders Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise;

(c) that Buyer Indemnified Parties shall be able to rely conclusively without further inquiry on the instructions and decisions of Stockholders Representative acting in such capacity as to the settlement of any claims for indemnification by any one or more Buyer Indemnified Parties pursuant to Sections 6.3 or 6.7 and as to any other action taken by Stockholders Representative hereunder, and no Stockholder shall have any cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Stockholders Representative;

(d) that all actions, decisions and instructions of Stockholders Representative in accordance with this Agreement or the Escrow Agreement shall be conclusive and binding upon all Stockholders (other than Dissenting Stockholders); and

(e) that Stockholders Representative is authorized to receive and to accept on each Stockholder’s behalf any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement (and any notice given to Stockholders Representative shall be deemed to have been given to each Stockholder).

6.12.3. Substitution of Stockholders Representative. If the Stockholders Representative is or becomes unable or unwilling to act, or resigns or is removed, Timothy Phelan shall become the Stockholders Representative, and if such person is or thereafter becomes unable or unwilling to act, or resigns or is removed, the Stockholders may appoint a substitute Stockholders Representative as provided below. The Stockholders Representative may resign upon 10 calendar days’ prior written notice to Buyer, to the Stockholders and, if before Closing, to the Company, provided that, except in the case where Timothy Phelan becomes the successor Stockholders Representative as provided in the preceding sentence, no such resignation shall become effective until the appointment of a successor Stockholders Representative. Stockholders that represent or represented in the aggregate at least 75% of the Shares outstanding immediately prior to the Effective Time may change the Stockholders Representative, or appoint a successor, from time to time upon not fewer than 10 days’ prior written notice to Buyer and, if prior to Closing, to the Company.

6.13. Certain Post-Closing Covenants.

6.13.1. Confidentiality. If the Closing occurs, each Principal Stockholder agrees that during the period from the Closing Date to and including the date that is 18 months following the Closing Date, such Party will not disclose or use, directly or indirectly, any Confidential Information, except pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws. If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the second anniversary thereof it shall not, except to the extent otherwise required by Applicable Law, directly or indirectly disclose or use any Confidential Information obtained from another Party pursuant hereto. If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will provide the Party whose Confidential Information may be so disclosed (the “Affected Party”) with prompt notice so that the Affected Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.13.1. If such protective order or other remedy is not obtained, or the Affected Party waives compliance with the provisions of this Section 6.13.1, the receiving Party will furnish only that portion of the Confidential Information that, in the judgment of its counsel, is legally required.

6.13.2. Injunctive Relief For Breach. Each Principal Stockholder’s obligations under this Section 6.13 are of a unique character that gives them particular value, and a breach of any of such obligations will result in irreparable and continuing damage to the Company, Buyer and Buyer’s Parent for which there will be no adequate remedy at law. Accordingly, without limiting any Principal Stockholder’s obligations under Sections 6.3 or 6.7, in the event of such breach, each

Principal Stockholder agrees that the Company, Buyer and Buyer’s Parent will be entitled to seek injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

6.14. CAM Acquisition. Prior to Closing, the Company shall satisfy its obligations under that certain Purchase Agreement, dated as of September 15, 2004, between the Company and Sheldon Klapper (the “CAM Agreement”) and shall provide to Buyer evidence in a form reasonably satisfactory to Buyer that all obligations arising under the CAM Agreement have been satisfied.

6.15. Notes Payable. Set forth on Schedule 6.15 for each of the Company and each Company Subsidiary is a list containing all promissory notes or other debt instruments payable by the Company or any Company Subsidiary to any former stockholder of the Company or any Company Subsidiary in connection with the repurchase of securities of the Company or any Company Subsidiary. Prior to Closing, the Company shall satisfy its obligations under the instruments listed in Schedule 6.15.

6.16. Loan Agreements and Lines of Credit. Prior to Closing, the Company shall cause to be terminated all agreements, as amended, evidencing an extension of credit to the Company or any Company Subsidiary (“Loan Agreements”), including, but not limited to, that certain loan agreement dated as of August 13, 1999, between the Company and Landesbank Hessen-Thureringen Girozentrale (“Landesbank”) Landesbank, as amended, and that certain loan agreement dated as of June 10, 2004, between the Company and Landesbank, as amended, as well as any documents relating to such agreements.

6.17. Stock Purchase Notes. Set forth on Schedule 6.17 is a list of all promissory notes payable by the Stockholders noted thereon (the “Indebted Stockholders”) to the Company in respect of the purchase of Common Stock from the Company (the “Stock Purchase Notes”). The Company shall use its commercially reasonable efforts to obtain from the Indebted Stockholders letters of direction to the effect that the aggregate Per Share Net Closing Amount payable to an Indebted Stockholder shall be offset by the amount of indebtedness, including principal and interest, owed under such Indebted Stockholder’s Stock Purchase Note as of the Closing Date. To the extent such letters are obtained by Closing, upon the Closing, the Stock Purchase Notes for which direction is received in such letters shall be deemed satisfied and repaid in full and shall be canceled forthwith. The aggregate amount of indebtedness owed under all of the Stock Purchase Notes to be deemed repaid upon the Closing pursuant to the preceding sentence, immediately prior to such deemed repayment, is referred to as the “Stock Purchase Notes Amount.”

6.18. Termination of Certain Vehicle Leases. Set forth on Schedule 6.18 is a list of certain vehicle leases or financing arrangements of the Company or a Company Subsidiary (“Vehicle Leases”). The Company agrees to terminate, or cause the applicable Company Subsidiary to terminate, as applicable, all Vehicle Leases, and to cause such vehicles not to be titled in the name of the Company or any Company Subsidiary, prior to Closing. The lesser of the aggregate amounts paid to terminate such Vehicle Leases and $21,000 is referred to as the “Vehicle Lease Termination Amount.”

6.19. Termination of the Company’s Defined Contribution Plans. Prior to or as of the Closing, the board of directors of the Company and SH&E Limited will adopt resolutions to terminate all of the Company’s 401(k) Plan (the “Company 401(k) Plan”) and The Prudential Contracted-Out Money Purchase Masterplan. Scheme No. W347 of SH&E Limited (the “Limited Plan”) effective immediately prior to the Closing in accordance with Applicable Laws, and such resolutions, without revocation or modification thereof, shall be in full force and effect as of the Closing Date. All costs associated with the termination shall be the responsibility of the Principal Stockholders, and all tasks associated with the termination of the Company 401(k) Plan including any post Closing actions and filings with the IRS shall be the responsibility of the Buyer.

6.20. ESOP Stock Redemption. Immediately prior to the Closing, on behalf of the Company, Buyer shall pay, or shall cause to be paid, by wire transfer to the Simat, Helliesen & Eichner, Inc. Employee Stock Ownership Trust (the “ESOP Trust”), the ESOP Redemption Amount due under the Stock Redemption Agreement, dated as of the date hereof, between the Company, the ESOP Trust and Tom Ricapito, as Trustee (the “Stock Redemption Agreement”), in connection with the Company’s redemption of shares of Common Stock held by the ESOP Trust.

6.21. ESOP and Deferred Compensation Plan.

6.21.1. Transfer of ESOP and Deferred Compensation Plan. Prior to the Closing the Company shall cause the following to occur: (i) the Company shall make a contribution to the capital of the Sponsor Subsidiary in the amount of $20,000 (the “Subsidiary Capitalization Amount”), (ii) the Sponsor Subsidiary shall adopt and assume the ESOP and the Company’s deferred compensation plan (“Deferred Compensation Plan”) and shall succeed to all rights and obligations of the Company thereunder, (iii) the Company shall transfer all of its right, title, and interest in the issued and outstanding shares of capital stock of the Sponsor Subsidiary to some or all of David H. Treitel, Deborah T. Meehan, Timothy Phelan and Clive Medland (the “Sponsor Owners”) provided that the ESOP does not lose its status as a qualified “employee stock ownership plan” for purposes of the Code and ERISA, and (iv) the Sponsor Subsidiary’s board of directors shall adopt resolutions (A) terminating the ESOP effective upon completion of the Closing and converting the ESOP into a tax-qualified profit sharing plan at the time of Closing, and (B) freezing the Deferred Compensation Plan and amending such plan to require distributions be made in January 2008 to all participants thereunder of the full value of their benefits in the Deferred Compensation Plan, effective upon completion of the Closing.

6.21.2. Certain Covenants Relating to the ESOP. At the time of Closing, the ESOP shall be terminated in accordance with Applicable Laws. All tasks and costs associated with the Company’s ESOP termination, including any post-Closing actions and filings with the IRS, shall be the responsibility of the Sponsor Subsidiary. The Principal Stockholders, jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 6.3 with respect to any Losses suffered, incurred or paid by the Buyer Indemnified Parties arising from or related to (i) claims of improper termination or the failure by any Person to satisfy any and all ERISA fiduciary duties to participants and beneficiaries of the ESOP or (ii) claims with respect to the failure of the Sponsor Subsidiary to pay the costs referenced in the preceding sentence (such claims in clauses (i) and (ii), collectively, “ESOP Claims”). At the Closing, the Company shall cause the Sponsor Subsidiary to deliver to Buyer a completed Form 5310 determination letter application that notes the pre-Closing assumption of the ESOP by the Sponsor Subsidiary. No later than ninety (90) days after the Closing Date, the Sponsor Owners shall cause the Sponsor Subsidiary to file the Form 5310 application with the IRS. Promptly following receipt of a favorable determination letter from the IRS, the Sponsor Owners shall cause the Sponsor Subsidiary to cause the Trustee of the ESOP to make distributions to participants and their beneficiaries of the benefits under the ESOP. The Sponsor Owners shall cause the Sponsor Subsidiary to promptly provide the Buyers with copies of any and all material correspondence with the Internal Revenue Service, or with participants or beneficiaries of the ESOP relating to the termination of the ESOP and the distribution of benefits thereunder.

6.21.3. Certain Covenants Relating to the Deferred Compensation Plan. All tasks and costs incurred associated with the Company’s freezing and amendment of, and distributions from, the Deferred Compensation Plan contemplated in Section 6.21.1 above, including any post-Closing actions, shall be the responsibility of the Sponsor Subsidiary. The Principal Stockholders, jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 6.3 with respect to any Losses suffered, incurred or paid by the Buyer Indemnified Parties arising from or related to (i) claims of improper freezing or with respect to the amendment of, failure to pay benefits under, or distributions from, the Deferred Compensation Plan or (ii) with respect to the failure of the Sponsoring Subsidiary to pay the costs referenced in the preceding sentence (such claims in clauses (i) and (ii), collectively with the ESOP Claims, the “ESOP/DC Plan Claims”).

ARTICLE 7

CONDITIONS PRECEDENT

7.1. Conditions Precedent to the Obligations of Each Party. The obligations of the Parties to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party or Parties for whose benefit such condition is imposed:

7.1.1. No Illegality. There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2. Government Consents. All filings with and notifications to, and all approvals and authorizations of, any Governmental Entities required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act, if applicable, shall have expired or otherwise been terminated.

7.1.3. No Injunction. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.1.4. Escrow Agreement. Buyer and Stockholders Representative, together with the Escrow Agent, shall have entered into the Escrow Agreement.

7.2. Conditions Precedent to Buyer’s, Buyer’s Parent’s and Merger Sub’s Obligation to Consummate the Closing. Buyer’s, Buyer’s Parent’s and Merger Sub’s obligations to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1. Representations and Warranties. The representations and warranties of the Company and Principal Stockholders contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date) and except for Section 3.19.1, which the parties acknowledge need not be true and correct in all material respects with respect to changes to Schedule 3.19.1 solely as a result of the completion of, or entry into, Contracts by the Company or any Company Subsidiary between the date hereof and the Closing Date with their respective customers in the ordinary course of business and consistent with past practices, with the same force and effect as if made on and as of the Closing Date, and the Company and each Principal Stockholder shall have delivered to Buyer and Buyer’s Parent a certificate to that effect, dated the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Principal Stockholder.

7.2.2. Agreements and Covenants. Each of the Company and Principal Stockholders shall have performed in all material respects all of their respective agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Company and the Principal Stockholders shall have delivered to Buyer and Buyer’s Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of the Company by the Company’s President and Chief Financial Officer and signed by each Principal Stockholder.

7.2.3. Closing Documents. The Company shall have delivered to Buyer and Buyer’s Parent the Company Closing certificate described hereafter in this Section 7.2.3 and such Closing documents as Buyer shall reasonably request. The Company Closing certificate, dated as of the Closing Date, duly executed by the Company’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on the Company’s behalf in connection herewith; (b) the resolutions adopted by the Company’s Board and Stockholders authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions, stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; (c) the Special Stockholder Approvals; (d) the Company’s Organizational Documents; and (e) certified copies of good standing certificates for each of the Company and the Company Subsidiaries from their respective jurisdictions of incorporation or formation.

7.2.4. Consents. All Consents listed on Schedule 7.2.4 shall have been obtained by the Company or Company Subsidiary, as the case may be, and shall be effective and shall not have been suspended, revoked, or stayed by action of any Person granting one or more of such Consents.

7.2.5. Acceptance of Employment. (a) The Treitel Employment Agreement, Meehan Employment Agreement and Other Employment Related Agreements shall have become effective as of the Closing Date, (b) each of the individuals listed on Schedule 7.2.5(b)(i) shall have agreed to the standard terms and conditions relating to employment substantially in the form set forth on Schedule 7.2.5(b)(ii), (c) at least 95% of the other full-time direct billable U.S. employees of the Company and the Company Subsidiaries as set forth on Schedule 7.2.5(c)(i), shall have accepted employment with the Merger Sub as of the Closing Date and executed Buyer’s standard documentation regarding employment, including consent to background checks or verification procedures, on the terms set forth on Schedule 7.2.5(c)(ii), and (d) at least 95% of the other full-time direct billable U.K. employees of the Company and the Company Subsidiaries as set forth on Schedule 7.2.5.(d)(i), shall have accepted employment with the Merger Sub as of the Closing Date and executed Buyer’s standard documentation regarding employment, including consent to background checks or verification procedures, on the terms set forth on Schedules 7.2.5(d)(ii).

7.2.6. Material Adverse Effect. Since the date hereof, the Company shall not have suffered a Company Material Adverse Effect.

7.2.7. Updated Employee List. The Company shall have delivered to Buyer and Buyer’s Parent a list setting forth, as of the Closing Date, the name of each employee and such employee’s position and annual salary for each of the Company and each Company Subsidiary.

7.2.8. [Intentionally Omitted].

7.2.9. Delivery and Acceptance of Estimated Closing Balance Sheet and Estimated Closing Working Capital. At least two Business Days prior to the Closing Date, the Company shall have delivered to Buyer and Buyer’s Parent the Estimated Closing Balance Sheet and Estimated Closing Working Capital, and all objections of Buyer and Buyer’s Parent to the amounts thereon or calculations thereof shall have been resolved to Buyer’s and Buyer’s Parent’s reasonable satisfaction (any such resolution shall not affect or limit the rights of the Parties under Sections 2.6 or 6.3 or otherwise).

7.2.10. Termination of Defined Contribution Plans. The Company’s 401(k) Plan and the Limited Plan shall have been terminated in accordance with Section 5.3.

7.2.11. Assumption of the ESOP and Deferred Compensation Plan. The Company shall have formed the Sponsor Subsidiary, contributed the Subsidiary Capitalization Amount to the Sponsor Subsidiary and otherwise satisfied and caused the Sponsor Subsidiary and the Company to satisfy all of their respective obligations under Section 6.21 required as of Closing.

7.2.12. EFCG Release. A full release by EFCG, in form reasonably acceptable to Buyer, with respect to that certain letter agreement, dated February 5, 2007, between the Company and EFCG, as amended, shall have been executed and delivered to Buyer, which shall become effective upon the payment to EFCG of all amounts due under such letter agreement.

7.2.13. Legal Opinion. A legal opinion of Cooley Godward Kronish LLP, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Buyer’s Parent shall have been delivered to Buyer and Buyer’s Parent.

7.2.14. Delivery of Minute Books and Stock Records. The Buyer shall have received the minute books and stock (or similar) records of the Company and Company Subsidiaries.

7.2.15. Resignation of Directors and Officers. The written resignations effective as of the Closing Date of such directors and officers of the Company and the Company Subsidiaries as requested by Buyer to resign shall have been delivered to Buyer and Buyer’s Parent.

7.2.16. Termination of Company’s Stockholder Agreement. The Company’s Stockholders Agreement shall have been terminated.

7.2.17. FIRPTA Certificate. The Company shall have delivered to Buyer and Buyer’s Parent a FIRPTA Certificate in a form reasonably acceptable to Buyer and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

7.2.18. Termination of Existing Employment Agreements. The Company and the Company Subsidiaries shall have terminated all agreements listed on Schedule 3.19.1(b) and received a release with respect thereto and shall provide Buyer, in form and substance reasonably acceptable to Buyer, evidence of such termination and release by each employee party to the agreement on Schedule 3.19.1(b).

7.2.19. CAM Acquisition. The Company shall have delivered to Buyer evidence of satisfaction of its obligations under the CAM Agreement, in form and substance acceptable to Buyer.

7.2.20. Notes Payable. The Company shall have delivered to Buyer evidence of the satisfaction of the obligations of the Company or any Company Subsidiary under, and the termination of, the instruments listed on Schedule 6.15, in form and substance reasonably acceptable to Buyer.

7.2.21. Loan Agreements. The Company shall have delivered to Buyer evidence of the satisfaction of the obligations of the Company or any Company Subsidiary under, and the termination of, any and all Loan Agreements, in form and substance reasonably acceptable to Buyer.

7.2.22. Customers. The Buyer shall be reasonably satisfied with the results of its interviews and diligence inquiries of the customers of the Company or Company Subsidiary set forth on Schedule 7.2.22 with respect to the criteria set forth thereon.

7.2.23. Vehicle Leases. The Vehicle Leases shall have been terminated and the other obligations specified in Section 6.18 shall have been satisfied.

7.2.24. Updated Disclosure Schedules. The Company shall have delivered to Buyer the Updated Disclosure Schedules.

7.2.25. Demands for Appraisal. The applicable period during which Stockholders may properly demand appraisal of their shares of Common Stock with respect to the Merger pursuant to Section 262 of the Corporation Code shall have expired, and the Company shall not have received demands for appraisal under said Section 262 from Stockholders owning more than an aggregate of 5% of the Outstanding Stock Amount.

7.2.26. Release of Encumbrances. The Company shall have delivered to Buyer evidence reasonably satisfactory to Buyer of the release of all Encumbrances set forth on Schedule 7.2.26.

7.2.27. ESOP Redemption. Subject to Buyer’s obligations to pay, or cause to be paid, the ESOP Redemption Amount in accordance with its obligations under Section 6.20, the redemption of the 410.17 shares of Common Stock contemplated by the Stock Redemption Agreement shall have been completed.

7.3. Conditions to Obligations of the Company and Principal Stockholders to Consummate the Closing. The obligations of the Company and Principal Stockholders to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived prior to Closing in a writing signed by the Company:

7.3.1. Representations and Warranties. The representations and warranties of Buyer, Buyer’s Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Buyer and Buyer’s Parent shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer and Buyer’s Parent by their respective Presidents and Chief Financial Officers.

7.3.2. Agreements and Covenants. Buyer and Buyer’s Parent shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer and Buyer’s Parent shall have delivered to the Company and the Stockholders Representative, a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer and Buyer’s Parent by their respective Presidents and Chief Financial Officers.

7.3.3. Closing Documents. Buyer and Buyer’s Parent shall have delivered to the Company closing certificates of Buyer and Buyer’s Parent and such other closing documents as the Company shall reasonably request (other than opinions of counsel). Each of the Closing certificates of Buyer and Buyer’s Parent, dated as of the Closing Date, duly executed by the secretary of Buyer and Buyer’s Parent, respectively, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Buyer and Buyer’s Parent, respectively, in connection herewith; (b) the resolutions adopted by Buyer’s and Buyer’s Parent’s boards of directors, respectively, authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions, stating that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) Buyer’s and Buyer’s Parent’s certificate of incorporation and bylaws.

7.3.4. Material Adverse Effect. Since the date hereof, Buyer’s Parent shall not have suffered a Buyer Material Adverse Effect.

7.3.5. Funding of ESOP Redemption Amount. Buyer shall have paid, or caused to be paid, the ESOP Redemption Amount in accordance with its obligation under Section 6.20.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1. Representations and Covenants. All representations and warranties made by the Company or Principal Stockholders in this Agreement, or any certificate or other writing delivered by the Company, any of the Principal Stockholders or any of their respective Affiliates pursuant to or in connection with this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of Buyer, Buyer’s Parent or Merger Sub and shall terminate on the date that is 18 months following the Closing Date, except (a) Buyer Indemnified Party claims pending on such date (following proper notice) shall continue until resolved and (b) the Specified Representations and the representations and warranties in Section 3.12, which shall survive until the expiration of the applicable statute of limitation for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date (following proper notice) in respect of any of such Specified Representations or Section 3.12 shall continue until resolved. The covenants and other agreements made by the Company or any Principal Stockholder in this Agreement or any certificate or other writing delivered by the Company, any of the Principal Stockholders or any of their respective Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer, Buyer’s Parent or Merger Sub, until the expiration of the applicable statute of limitations.

ARTICLE 9

OTHER PROVISIONS

9.1. Termination.

9.1.1. Termination Events. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:

(a) by mutual consent of Buyer and the Company;

(b) by Buyer if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of the Company or any Principal Stockholder and such breach has not been cured within 10 Business Days after notice to the Company and the Stockholders Representative (provided that neither Buyer nor Merger Sub is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach that by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;

(c) by the Company if there has been a breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement on the part of Buyer, Buyer’s Parent or Merger Sub, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that neither the Company nor any Principal Stockholder is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach that by its nature cannot be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;

(d) by either Buyer or the Company if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued by any Governmental Entity that would make consummation of the Transactions illegal or that would prohibit Buyer’s or Buyer’s Parent’s ownership or operation of all or any material part of the business of the Company or any Company Subsidiary, or compel Buyer or Buyer’s Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or any Company Subsidiary, or Buyer as a result of the Transactions; or

(e) by any Party if the Closing shall not have been consummated by the 90th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date.

9.1.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.13. Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, agreements, covenants or obligations of such Party hereunder before the Closing.

9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if sent by facsimile, delivered by hand, sent by a reputable nationwide courier service, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which the facsimile is machine verified as received, so hand-delivered or on the third business day following the date on which so mailed or sent:

To Buyer, Buyer’s Parent or Merger Sub:

ICF International, Inc.

9300 Lee Highway

Fairfax, Virginia 22031-1207

Attention: Alan Stewart, Chief Financial Officer

Fax: 703-934-3740

with copy to (which shall not constitute notice):

Judith B. Kassel

Executive Vice President & General Counsel

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Fax: 703-934-3675

To the Company before Closing:

Simat, Helliesen & Eichner, Inc.

90 Park Avenue, 27th Floor

New York, NY 10016

Attention: David H. Treitel, Chairman and Chief Executive Officer

Fax: 212-471-5920

with copy to (which shall not constitute notice):

Russell Berman

Cooley Godward Kronish LLP

1114 Avenue of the Americas

New York, NY 10036

Fax: 212-479-6275

To Stockholders Representative or Principal Stockholders:

Clive Medland

819 Anchor Drive

Forked River, NJ 08731

Fax: 212-471-5931

with copy to (which shall not constitute notice):

Russell Berman

Cooley Godward Kronish LLP

1114 Avenue of the Americas

New York, NY 10036

Fax: 212-479-6275

9.3. Entire Agreement. Unless otherwise herein specifically provided, this Agreement, including the Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements (other than the confidentiality agreement dated June 5, 2007, between Buyer’s Parent and The Environmental Financial Consulting Group, Inc. (“EFCG”), as agent for the Company, and the Stockholders Representative Agreement by and among the Stockholders Representative and the Stockholders parties thereto) and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated July 27, 2007 between Buyer’s Parent and the Company, as amended. Each Party acknowledges that, in entering this Agreement and consummating the Transactions, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein. The Parties may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Buyer, Parent, Merger Sub, the Company and the Stockholders Representative on behalf of itself and the Stockholders (subject to obtaining consent from holders of at least 60% of the outstanding shares of Company Common Stock).

9.4. Assignability. This Agreement is not intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except as otherwise expressly provided herein. Neither this Agreement nor any of the rights or obligations of the Company, any Stockholders or the Stockholders Representative hereunder shall be assigned or delegated without the written consent of Buyer. No consent of the Company, any Stockholder or the Stockholders Representative shall be required with respect to any collateral assignment of Buyer’s or Buyer’s Parent’s rights and remedies under this Agreement to any lender under credit or collateral agreements, as such agreements may be amended, modified or replaced from time to time. Each of the Principal Stockholders hereby agrees to execute and deliver such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment.

9.5. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.6. Specific Performance. The Parties acknowledge that damages alone in respect of breaches of covenants hereunder may not adequately compensate a Party for violation by another Party of this Agreement. Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach of any covenant herein by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.7. Joint and Several Liability. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, each Principal Stockholder agrees that he, she or it shall be deemed to have made herein all of the representations and warranties made by the other Principal Stockholders herein or otherwise pursuant hereto and is jointly and severally liable for the obligations, agreements and covenants of the other Principal Stockholders herein.

9.8. U.S. Currency. All amounts payable hereunder shall be paid in United States dollars.

9.9. Governing Law. This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Delaware.

9.10. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF), all of which together shall constitute one and the same agreement.

9.11. Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

[The signature pages follows this page.]

IN WITNESS WHEREOF, the Parties have duly executed this Merger Agreement under seal as of the date first above written.

BUYER:

ICF Consulting Group, Inc. a Delaware corporation

By:	/s/ Alan R. Stewart
Name:	Alan R. Stewart
Title:	CFO

BUYER’S PARENT:

ICF International, Inc. a Delaware corporation

By:	/s/ Alan R. Stewart
Name:	Alan R. Stewart
Title:	CFO

MERGER SUB:

ICF Consulting Group Acquisition, Inc. a Delaware corporation

By:	/s/ Alan R. Stewart
Name:	Alan R. Stewart
Title:	CFO

COMPANY:

Simat, Helliesen & Eichner, Inc. a Delaware corporation

By:	/s/ David H. Treitel
Name:	David H. Treitel
Title:	Chairman & CEO

STOCKHOLDERS REPRESENTATIVE:

/s/ Clive Medland
Clive Medland

PRINCIPAL STOCKHOLDERS:

Lufthansa Consulting GmbH a German limited liability company

By:	/s/ Werner Schuessler
Name:	Werner Schuessler
Title:	Managing Director

By:	/s/ Kim Flenskov
Name:	Kim Flenskov
Title:	Managing Director

/s/ David H. Treitel
David H. Treitel

/s/ Deborah T. Meehan
Deborah T. Meehan

/s/ Timothy Phelan
Timothy Phelan

/s/ Laurence Michaels
Laurence Michaels

/s/ Clive Medland
Clive Medland